UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ARTHUR J. GALLAGHER & CO.

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Arthur J. Gallagher & Co.
2017
Proxy Statement and
Annual Meeting of Stockholders

March 24, 2017

Dear Fellow Stockholder,

Thank you for your continued interest in Arthur J. Gallagher & Co. On behalf of our Board of Directors, I invite you to attend the 2017 Annual Meeting of Stockholders. If you are not able to attend in person, we hope that you will vote by proxy. These proxy materials contain detailed information about the matters on which we are asking you to vote. We hope you will read these materials and then vote in accordance with the Board’s recommendations. Your vote is very important to us.

At Gallagher, sound corporate governance is an integral part of the way we do business. This year’s proxy statement reflects our continued focus on strong performance, an engaged and effective Board, transparent corporate governance structures and regular communication with our stockholders.

2016 Performance. We delivered outstanding financial and operational results in 2016, with strong growth in revenue, expanded margins, improved service quality and disciplined execution of our tuck-in M&A strategy. During 2016, our combined brokerage and risk management operations’ revenues grew 5% to $4.25 billion, EBITAC grew 17% to $923.0 million, and our adjusted EBITDAC margin expanded by 49 basis points to 25.3%. Our clean energy investments also performed very well in 2016, generating $114 million of net after-tax earnings. We continued to position the company for growth by investing in people and expanding our product capabilities around the world. I am pleased with our team’s performance and I am excited about our future.

Board Contributions to our Success. Our Board of Directors is comprised of a group of committed and highly qualified individuals who care deeply about our company and bring a diversity of experiences and perspectives to our Board deliberations. In 2016 we continued our commitment to best practices in corporate governance by electing David Johnson as our Lead Director. We also added Ralph Nicoletti as a director and member of the Audit Committee, continuing our commitment to board refreshment. Our directors’ diverse skill sets and independent thought leadership have been invaluable to me and the management team in establishing our long-term business strategy and executing on that strategy. I am grateful to all of our directors for their dedicated service and I encourage you to support each director nominee on this year’s ballot.

Commitment to Stockholder Engagement. Our Board values the feedback and insights gained from our engagement with stockholders. In 2016, in addition to our regular discussions with stockholders regarding our financial results, we engaged with stockholders representing approximately 50% of shares outstanding on matters relating to corporate governance, executive compensation and our proposed long-term incentive plan. We are committed to including our stockholders’ perspectives in our deliberations and we believe that regular communication with our stockholders is necessary in order to ensure thoughtful and informed consideration of evolving corporate governance and executive compensation best practices.

Maintaining Our Culture. This year we will celebrate the 90th anniversary of the founding of Arthur J. Gallagher & Co. Those of you who have followed our company for a number of years will have heard me discuss the competitive advantage of our culture. The values that were instilled in this company in 1927 by my grandfather and our founder, Arthur J. Gallagher, continue to drive our global team’s success today. These traits, articulated in “The Gallagher Way,” include a collaborative and professional sales culture, an unwavering focus on our clients, showing respect and empathy for one another, and a devotion to maintaining the highest standards of moral and ethical behavior. We believe that our culture is a true competitive advantage and a key differentiator when recruiting experienced talent, growing our own talent through our summer internship program, attracting new merger partners, retaining our valued clients and winning new business. As further testament to our unique culture, in 2017 we were pleased to be recognized by the Ethisphere Institute for the 6th consecutive year as one of the World’s Most Ethical Companies.

On behalf of our Board of Directors, thank you for your continued support. We look forward to welcoming you at our 2017 Annual Meeting.

Sincerely,

J. Patrick Gallagher, Jr. Chairman of the Board, President and Chief Executive Officer

Notice of 2017 Annual Meeting of Stockholders

To the Stockholders of

ARTHUR J. GALLAGHER & CO.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. will be held on Tuesday, May 16, 2017, at the time and place, and for the purposes, set forth below:

Date:	May 16, 2017

Time:	9:00 AM CST

Place:	2850 Golf Road

Rolling Meadows, Illinois 60008-4002

Record date:	Stockholders of record at the close of business on March 20, 2017 are entitled to notice of and to vote at the Annual Meeting.

Items of business:	• To elect each of the 10 nominees named in the accompanying Proxy Statement as directors to hold office until our 2018 Annual Meeting.

•   To approve the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan, including 16,000,000 shares authorized for issuance thereunder and material terms of the performance goals for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

• To approve, on an advisory basis, the compensation of our named executive officers.

• To approve, on an advisory basis, the frequency of holding future advisory stockholder votes to approve the compensation of our named executive officers.

• To transact such other business that properly comes before the meeting.

Attending the Annual Meeting:	Stockholders who wish to attend the Annual Meeting in person should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition, if you hold your shares through a broker, you will need to bring either (1) a letter from your broker stating that you held Gallagher shares as of the record date, or (2) a copy of the notice of Annual Meeting document you received in the mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 16, 2017:

We are making this Notice of Annual Meeting, this Proxy Statement and our 2016 Annual Report available on the Internet at www.materials.proxyvote.com/363576 and mailing copies of these Proxy Materials to certain stockholders on or about March 24, 2017. Stockholders of record at the close of business on March 20, 2017 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

WALTER D. BAY

SECRETARY

DATED: March 24, 2017

Proxy Statement

PROXY STATEMENT SUMMARY	1

CORPORATE GOVERNANCE
Item 1 – Election of Directors	4
Corporate Governance Highlights	9
Stockholder Outreach	9
Board Committees	9
Board Leadership Structure	10
Board’s Role in Risk Oversight	11
Other Board Matters	11
Director Compensation	12
Certain Relationships and Related Party Transactions	13
Security Ownership by Certain Beneficial Owners and Management	14
Item 2 – Approval of the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan, Including Approval of 16,000,000 Shares Authorized for Issuance Thereunder and the Material Terms of the Performance Goals for Purposes of Section 162(m) Under the Internal Revenue Code of 1986, as Amended	16
Equity Compensation Plan Information	22

AUDIT MATTERS
Item 3 – Ratification of Appointment of Independent Auditor	23
Audit Committee Report	24

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	25
2016 Financial Results	25
Our Compensation Program	26
2016 Compensation	28
Compensation Decision-Making Process	31
Comparative Market Assessment	32
Compensation Committee Report	33
Executive Compensation Tables	34
Item 4 – Advisory Vote to Approve the Compensation of Our Named Executive Officers	44
Item 5 – Advisory Vote on the Frequency of Future Stockholder Votes to Approve the Compensation of Our Named Executive Officers	44

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING	45

EXHIBITS
Exhibit A: Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan	A-1
Exhibit B: Information Regarding Non-GAAP Measures	B-1
Exhibit C: Resources	C-1

NON-GAAP FINANCIAL MEASURES

For additional information regarding the non-GAAP financial measures referred to in this Proxy Statement (EBITAC, EBITDAC, adjusted EBITDAC margin and organic revenue growth), including reconciliations to the most directly comparable GAAP financial measures, see Exhibit B.

2017 PROXY STATEMENT	i

Proxy Statement Summary

This summary highlights certain information from our Proxy Statement for the 2017 Annual Meeting. You should read the entire Proxy Statement carefully before voting.

2017 Annual Meeting Information

Date:	May 16, 2017
Time:	9:00 AM CST
Place:	Arthur J. Gallagher & Co. offices at 2850 Golf Road, Rolling Meadows, Illinois 60008-4002
Record Date:	March 20, 2017

For additional information about our Annual Meeting, see Questions & Answers About the Annual Meeting on page 45.

Voting Recommendations of the Board

Item	Voting Item	Recommendation	Page

1	Election of directors	FOR each nominee	4

2	2017 Long-Term Incentive Plan, including approval of the share authorization and material terms of the performance goals under Section 162(m) of the Internal Revenue Code	FOR	16

3	Ratification of independent auditor for 2017	FOR	23

4	Approval, on an advisory basis, of named executive officer compensation	FOR	44

5	Approval, on an advisory basis, of the frequency of holding future advisory stockholder votes to approve the compensation of our named executive officers	1 YEAR	44

2016 Performance

The company delivered strong results in 2016. We remained focused on the four components of our long-term strategy: (i) organic growth; (ii) mergers and acquisitions; (iii) quality and productivity; and (iv) maintaining our unique culture. Executing on these strategies, we achieved revenue growth of 5% (to $4.25 billion) and EBITAC growth of 17% (to $923.0 million) in our combined brokerage and risk management segments.

Additional highlights of our 2016 performance include the following:

•	We achieved organic revenue growth of 3.1% for the combined brokerage and risk management segments.

•	We increased our adjusted EBITDAC margin for the combined brokerage and risk management segments from 24.8% to 25.3%.

•	We completed 37 acquisitions, representing $138 million in acquired annualized revenue.

•	We funded our acquisition program from free cash flow and debt, using zero shares (after share repurchases).

Our stock price increased from $40.94 to $51.96, resulting in total return to stockholders (including dividends) of 31.1%. This performance compares favorably to the S&P 500 and S&P 500 Financials indices, which increased 12.0% and 22.6%, respectively.

2017 PROXY STATEMENT	1

PROXY STATEMENT SUMMARY

Our Board of Directors

The following table provides summary information about each director nominee and the committees on which they serve.

Name	Director Since	Experience	Other Public Company Boards	Audit	Compensation	Nominating / Governance

Sherry S. Barrat*	2013	Former Vice Chairman of Northern Trust Corporation	1

William L. Bax*	2006	Former Managing Partner of PricewaterhouseCoopers’ Chicago office	0

D. John Coldman*	2014	Former Chairman of The Benfield Group	0

Frank E. English, Jr.*	2009	Former Managing Director and Vice Chairman of Investment Banking, Morgan Stanley & Co.	2

J. Patrick Gallagher, Jr.	1986	Chairman of the Board, President and Chief Executive Officer	1

Elbert O. Hand*	2002	Former Chairman of the Board and Chief Executive Officer, Hartmarx Corporation	0

David S. Johnson*	2003	Lead Director, Arthur J. Gallagher & Co; President and Chief Executive Officer of the Americas, Barry Callebaut AG	0

Kay W. McCurdy*	2005	Of Counsel, Locke Lord LLP	0

Ralph J. Nicoletti*	2016	Executive Vice President and Chief Financial Officer, Newell Brands, Inc.	0

Norman L. Rosenthal*	2008	President, Norman L. Rosenthal & Associates, Inc.	0

*  Independent               Chair               Member

Governance and Executive Compensation Highlights

•	Independent Lead Director. In 2016, our independent directors appointed an independent Lead Director, David Johnson, to serve for a two-year term. The Board also enhanced the responsibilities of the independent Lead Director (see page 10).

•	Focus on Board Refreshment. In 2016, Ralph Nicoletti, Chief Financial Officer of Newell Brands, Inc., joined our Board.

•	2016 Compensation. See 2016 Compensation Actions beginning on page 29 for details regarding our named executive officers’ compensation for 2016.

•	2017 Compensation Changes. For 2017, the Compensation Committee approved the following changes to our compensation program for named executive officers (to be reflected in next year’s Proxy Statement):

•	Performance share unit awards will be based on a new performance measure, growth in adjusted EBITDAC per share, and will be subject to a three-year, rather than one-year, performance period. The Compensation Committee believes this new performance measure is responsive to stockholder preference for a longer performance period and additional accountability around the use of shares in acquisitions.

•	Our annual cash incentive awards for named executive officers will be based on a combination of adjusted revenue growth and adjusted EBITDAC growth. Maximum payouts will be calculated using a more formulaic approach than in prior years, using a two metric payout grid. Final awards will remain subject to downward adjustment in the Compensation Committee’s discretion.

2	2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

2017 Long-Term Incentive Plan

Key features of the plan and share authorization request submitted for stockholder approval at this Annual Meeting include the following:

•	We are requesting approval for 16,000,000 shares. A maximum of 4,000,000 shares may be used for full-value awards such as restricted stock units or performance share awards. If the plan is approved, no additional awards will be made under prior plans.

•	If the plan is approved, our “overhang,” or voting power dilution, will be approximately 13.6% as of March 20, 2017. See Key Equity Metrics on page 16 for more information.

•	We expect this share request will be sufficient for four to five years of grants.

•	If this share request is approved, we expect to increase the number of employees participating in the plan.

•	The plan does not permit “liberal” share recycling.

•	The plan eliminates “single-trigger” accelerated payouts on a change in control (Board approval is required for accelerated payouts).

•	The plan requires three-year minimum vesting for all full-value equity awards granted to employees, and one-year minimum vesting for stock options.

Other Information

For additional information regarding the Annual Meeting and this Proxy Statement, please see Questions & Answers About the Annual Meeting on page 45. See also the links to other company filings and resources in Exhibit C.

2017 PROXY STATEMENT	3

Corporate Governance

Item 1 – Election of Directors

Evaluation Process for Director Candidates

The Nominating/Governance Committee considers director candidates suggested by stockholders, management or other members of the Board and may hire consultants or search firms to help identify and evaluate potential director candidates. For more information regarding how stockholders can submit a director candidate for consideration by the Nominating/Governance Committee, see page 47.

The Nominating/Governance Committee evaluates director candidates by considering their judgment, skills, integrity, diversity, business or other experience, and other factors it deems appropriate. The committee looks for candidates who are leaders in the organizations with which they are affiliated and have experience in positions with a high degree of responsibility. The committee considers their potential contributions to the Board and to management, and looks for candidates free from relationships or conflicts of interest that could interfere with the director’s duties to us and our stockholders. The committee also evaluates candidates’ independence under applicable Securities and Exchange Commission (SEC) rules and New York Stock Exchange (NYSE) listing standards.

Board Diversity

The Nominating/Governance Committee seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The committee implements this policy through discussions among its members and assesses its effectiveness annually as part of the committee’s and the Board’s self-evaluation process. The committee has also used a search firm on occasion to help it identify highly qualified and diverse candidates.

Board Nominees and Vote Required

Upon the recommendation of the Nominating/Governance Committee, the Board has nominated our Chairman and CEO and each of the nine individuals listed below to hold office until the next annual meeting and the election and qualification of their successors or, if earlier, until their resignation, death or removal. Each of the nominees currently serves on the Board and has consented to serve for a new term if elected. However, if any nominee should become unable or unwilling to serve, the Board may nominate another person to stand for election or reduce the number of directors.

Each director nominee who receives more “FOR” votes than “AGAINST” votes at the Annual Meeting will be elected. Any incumbent director nominees who receive a greater number of votes “AGAINST” election than votes “FOR” election are required to tender their offer of resignation for consideration by the Nominating/Governance Committee in accordance with our Governance Guidelines.

Independent Director Qualifications

The table below summarizes the key qualifications and areas of experience that led our Board to conclude that each independent director nominee is qualified to serve on our Board, but is not intended to be an exhaustive list of their qualifications or contributions to the Board.

	Insurance / Financial Services Industry	Risk Management / Governance	Executive Compensation	Cybersecurity	Sales and Marketing	Finance / Capital Markets	International

Sherry S. Barrat	X		X	X	X

William L. Bax		X				X

D. John Coldman	X						X

Frank E. English, Jr.	X					X	X

Elbert O. Hand			X		X		X

David S. Johnson		X	X		X		X

Kay W. McCurdy		X	X			X

Ralph J. Nicoletti	X	X	X	X		X	X

Norman L. Rosenthal	X	X		X		X

4	2017 PROXY STATEMENT

ITEM 1 – ELECTION OF DIRECTORS

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW

Sherry S. Barrat Age: 67 Director Since: 2013 Independent Committee Memberships: Compensation Nominating/Governance

Ms. Barrat retired in 2012 as Vice Chairman of Northern Trust Corporation, a global financial holding company headquartered in Chicago, Illinois. She assumed the role of Vice Chairman in March 2011. From 2006 to 2011, Ms. Barrat served as Global President of Northern Trust’s personal financial services business, which provides asset management, fiduciary, estate and financial planning, and private banking services to individuals and families around the world. During her 22-year career at Northern Trust, Ms. Barrat served in various other leadership roles and as a member of the Northern Trust Management Committee. Since 1998, Ms. Barrat has served as a director of NextEra Energy, Inc., one of the largest publicly traded electric power companies in the United States, where she is currently Lead Director, Chair of the Governance & Nominating Committee and a member of the Audit Committee. Since 2013, Ms. Barrat has also served as an independent trustee or director of certain Prudential Insurance mutual funds.

Skills and Qualifications

Ms. Barrat’s extensive management, operational and financial experience, in particular her deep understanding of the financial services industry and the privacy and cybersecurity issues facing that industry, greatly enhances the Board’s decision making.

William L. Bax Age: 73 Director Since: 2006 Independent Committee Memberships: Audit (Chair)

Mr. Bax was Managing Partner of the Chicago office of PricewaterhouseCoopers (PwC), an international accounting, auditing and consulting firm, from 1997 until his retirement in 2003, and was a partner in the firm for 26 years. He currently serves as a director and audit committee chair of several affiliated mutual fund companies (Northern Funds and Northern Institutional Funds since 2005, and Northern Multi-Manager Funds since 2006). Mr. Bax previously served as a director of Sears Roebuck & Co., a publicly traded retail company, from 2003 to 2005, and Andrew Corporation, a publicly traded communications products company, from 2006 to 2007.

Skills and Qualifications

During his 26 years as a partner and six years as head of PwC’s Chicago office, Mr. Bax gained extensive experience advising public companies regarding accounting and strategic issues. This experience, along with his tenure on the boards of public companies, such as Sears and Andrew, strengthen the Board’s decision making. Additionally, Mr. Bax’s experience advising public companies on accounting and disclosure issues enhances the Board’s ability to oversee our assessment and management of material risks.

2017 PROXY STATEMENT	5

ITEM 1 – ELECTION OF DIRECTORS

D. John Coldman Age: 69 Director Since: 2014 Independent Committee Memberships: Compensation

Mr. Coldman began his career working for WT Greig, a reinsurance broker. In 1988, he became Managing Director and in 1996 was appointed Chairman of The Benfield Group, the world’s leading independent reinsurance and risk intermediary at the time, until its acquisition by Aon Corporation in 2008. From 2001 to 2006, Mr. Coldman served as Deputy Chairman and a Member of Council of Lloyd’s of London. He has also been a past Chairman of Brit PLC, a publicly traded global specialty insurer and reinsurer, from 1996 to 2000, and Omega Insurance Holdings Limited, a publicly traded insurance and reinsurance group, from 2010 to 2012. Mr. Coldman served as the non-executive Chairman of Roodlane Medical Ltd., a non-publicly traded healthcare services provider, from 2007 to 2011.

Skills and Qualifications

The Board greatly benefits from Mr. Coldman’s 45 years of insurance brokerage, management and financial services experience. In addition, Mr. Coldman’s international insurance industry knowledge, his experience within the Lloyd’s and London marketplaces, and his experience with public company matters and mergers and acquisitions all strengthen the Board’s decision making.

Frank E. English, Jr. Age: 71 Director Since: 2009 Independent Committee Memberships: Audit

Mr. English serves on the board of directors and audit committee of Tower International, Inc., a publicly traded global automotive components manufacturer, where he has been a board member or board advisor since 2010. Since 2012, Mr. English has also served on the board of directors and the finance and strategy committee, and since 2013 on the compensation committee, of CBOE Holdings, Inc., a publicly traded holding company for various securities exchanges, including the largest U.S. options exchange. Since 2011, Mr. English has been a Senior Advisor to W.W. Grainger, a publicly traded broad-based distributor of industrial maintenance, repair and operations supplies. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley, most recently as Managing Director and Vice Chairman of Investment Banking. Following his retirement in 2009, Mr. English served as a Senior Advisor at Morgan Stanley & Co. until 2011.

Skills and Qualifications

The Board greatly benefits from Mr. English’s extensive investment banking expertise, particularly in the areas of capital planning, strategy development, financing and liquidity management.

J. Patrick Gallagher, Jr. Age: 65 Director Since: 1986 Chairman of the Board Since: 2006

Mr. Gallagher has spent his entire career with Arthur J. Gallagher & Co. in a variety of management positions, starting as a Production Account Executive in 1974, then serving as Vice President of Operations from 1985 to 1990, as President and Chief Operating Officer from 1990 to 1995, and as President and Chief Executive Officer since 1995. In 2011, Mr. Gallagher joined the board of directors of InnerWorkings, Inc., a publicly traded global provider of managed print, packaging and promotional solutions, and was appointed to its compensation and nominating/governance committees. He also serves on the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and on the Board of Founding Directors of the International Insurance Foundation.

Skills and Qualifications

Mr. Gallagher’s 42 years of experience with our company and 30 years of service on the Board provide him with a deep knowledge of our company and the insurance and insurance brokerage industries, as well as a depth of leadership experience. This depth of knowledge and experience greatly enhances the Board’s decision making and enables Mr. Gallagher to serve as a highly effective Chairman of the Board.

6	2017 PROXY STATEMENT

ITEM 1 – ELECTION OF DIRECTORS

Elbert O. Hand Age: 77 Director Since: 2002 Independent Committee Memberships: Compensation (Chair) Nominating/Governance

Mr. Hand is the managing member of Alister MacKenzie Apparel, LLC, a manufacturer and distributor of sports and dress apparel, which he co-founded in 2016. Prior to that, he was Chairman of the Board of Hartmarx Corporation, a publicly traded apparel marketing and manufacturing company, from 1992 to 2004, and served as a member of Hartmarx’s board from 1984 to 2010. He served as Chief Executive Officer of Hartmarx from 1992 to 2002 and as President and Chief Operating Officer from 1987 to 1992. From 1982 to 1989, Mr. Hand also served as President and Chief Executive Officer of Hartmarx’s Men’s Apparel Group. Mr. Hand was a director of Austin Reed Group PLC, a U.K.-based apparel company, from 1995 to 2002, and served as an advisor to the board for a number of years after 2002. From 2010 to 2011, Mr. Hand served as a member of the board and non-executive Chairman of Environmental Solutions Worldwide, Inc., a publicly traded manufacturer and marketer of environmental control technologies.

Skills and Qualifications

The Board benefits from Mr. Hand’s business acumen gleaned from three decades of leadership roles in the apparel marketing and manufacturing industry, including significant experience in sales and marketing. Mr. Hand’s long association with U.K. apparel company Austin Reed is valuable to the Board in its oversight of our U.K. and other international operations.

David S. Johnson Age: 60 Director Since: 2003 Independent Lead Director Since: 2016 Committee Memberships: Compensation Nominating/Governance

Mr. Johnson has served as President and Chief Executive Officer of the Americas for Barry Callebaut AG, the world’s largest manufacturer of cocoa and chocolate products, since 2009. He is also a member of Barry Callebaut’s global executive committee. Mr. Johnson served as President and Chief Executive Officer, and as a member of the board, of Michael Foods, Inc., a food processor and distributor, from 2008 to 2009, and as Michael Foods’ President and Chief Operating Officer from 2007 to 2008. From 1986 to 2006, Mr. Johnson served in a variety of senior management roles at Kraft Foods Global, Inc., a global food and beverage company, most recently as President of Kraft Foods North America, and as a member of Kraft Foods’ Management Committee. Prior to that, he held senior positions in marketing, strategy, operations, procurement and general management at Kraft Foods.

Skills and Qualifications

The Board benefits from Mr. Johnson’s business acumen gleaned from over three decades of experience in the food and beverage industry, including significant experience in sales and marketing. His experience as a senior executive of multinational businesses, such as Barry Callebaut and Kraft, are valuable in the Board’s oversight of our international operations. In addition, his knowledge of corporate governance and executive compensation best practices as a member of Kraft’s Management Committee, as a board member of Michael Foods and as a member of Barry Callebaut’s global executive committee, strengthens the Board’s decision making.

Kay W. McCurdy Age: 66 Director Since: 2005 Independent Committee Memberships: Compensation Nominating/Governance (Chair)

Since 1975, Ms. McCurdy has practiced corporate and finance law at the law firm of Locke Lord LLP, where she has been Of Counsel since 2012 and was a partner from 1983 to 2012. She served on the firm’s Executive Committee from 2004 to 2006. During her career as a corporate and finance attorney, Ms. McCurdy represented numerous companies on a wide range of matters, including financing transactions, mergers and acquisitions, securities offerings, executive compensation and corporate governance. Ms. McCurdy served as a director of Trek Bicycle Corporation, a leading bicycle manufacturer, from 1998 to 2007. In recognition of her ongoing commitment to director education and boardroom excellence, the National Association of Corporate Directors (NACD) has named Ms. McCurdy a NACD Governance Fellow every year since 2010. She is also a director of the Chicago chapter of NACD.

Skills and Qualifications

Ms. McCurdy’s experience advising companies regarding legal, public disclosure, corporate governance, mergers and acquisitions and executive compensation issues provide her with a depth and breadth of expertise that enhances our ability to navigate legal and strategic issues, and allows her to make valuable contributions to the Board.

2017 PROXY STATEMENT	7

ITEM 1 – ELECTION OF DIRECTORS

Ralph J. Nicoletti Age: 59 Director Since: 2016 Independent Committee Memberships: Audit

Mr. Nicoletti has served as Executive Vice President and Chief Financial Officer of Newell Brands, Inc., a publicly traded consumer goods company, since June 2016. From April 2014 to May 2016, Mr. Nicoletti served as Executive Vice President and Chief Financial Officer of Tiffany & Co., the publicly traded jeweler. Prior to joining Tiffany, Mr. Nicoletti was Executive Vice President and Chief Financial Officer of Cigna Corporation, a publicly traded global health services and insurance company, from 2011 to 2013; and of Alberto Culver, Inc., a publicly traded manufacturer and distributor of beauty products, from 2007 to 2011. Prior to that, Mr. Nicoletti held a number of financial management positions at Kraft Foods, Inc., finishing his tenure there as Senior Vice President of Corporate Audit.

Skills and Qualifications

The Board benefits from Mr. Nicoletti’s financial expertise in various industries and his experience managing privacy and cybersecurity issues. Mr. Nicoletti’s experience as a senior executive of global, multi-national businesses, such as Kraft, Alberto Culver, Cigna, Tiffany and Newell Brands, are valuable to the Board as we continue to expand in the United States and abroad. In addition, his deep experience as a finance leader of publicly traded companies strengthens the Board’s ability to oversee accounting and disclosure issues, as well as the assessment and management of material risks.

Norman L. Rosenthal, Ph.D. Age: 65 Director Since: 2008 Independent Committee Memberships: Audit

Since 1996, Dr. Rosenthal has been President of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. He is also an affiliated partner of Lindsey Goldberg LLC, a private equity firm. Dr. Rosenthal served on the board and as a member of the compensation committee of National Interstate Corporation, a publicly traded insurance company specializing in commercial transportation exposures, from June 2015 until it was acquired by another insurance company in November 2016. He currently serves on the private company board of The Plymouth Rock Company, a group of auto and homeowners’ insurance companies, as well as that of its subsidiary, Plymouth Rock Management Company of New Jersey. Prior to 1996, Dr. Rosenthal spent 15 years practicing in the property and casualty insurance industry at Morgan Stanley & Co., finishing his tenure there as Managing Director. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. In addition, in 2016, the NACD named Dr. Rosenthal a Leadership Fellow.

Skills and Qualifications

Dr. Rosenthal’s extensive experience in the insurance and finance industries is a valuable resource to us and greatly enriches the Board’s decision making. In addition, Dr. Rosenthal’s academic expertise in applied economics, combined with his decades of experience as a management consultant and director in the insurance sector, greatly enhances the Board’s ability to oversee our assessment and management of cybersecurity issues and other material risks.

8	2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Corporate Governance Highlights

We are committed to sound and effective corporate governance. To that end, the Board has adopted Governance Guidelines that set forth principles to assist it in determining director independence and other important corporate governance matters. Over the past year, we have taken steps to strengthen our corporate governance in various areas, including the following:

Our independent directors appointed David Johnson as independent Lead Director for a two-year term

The Board enhanced the independent Lead Director’s duties and responsibilities (see page 10)

We added new talent to our Board

Stockholder Outreach

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. In 2016, we continued to engage with our stockholders, seeking and encouraging feedback about our corporate governance and executive compensation practices from stockholders representing approximately 50% of our outstanding shares.

Board Committees

The Board currently has Audit, Compensation and Nominating/Governance Committees, all of the members of which are independent. The tables below set forth the primary responsibilities, members and the number of meetings held in 2016 for each committee.

Audit Committee Met 6 times in 2016 Committee Members: William L. Bax (Chair) Frank E. English, Jr. Ralph J. Nicoletti Norman L. Rosenthal

The Audit Committee’s responsibilities include general oversight of the integrity of our financial statements; enterprise risk assessment and management; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor.

Independence and Audit Committee Financial Experts

Each member of the Audit Committee meets the additional heightened independence and other requirements of the NYSE listing standards and SEC rules. In addition, the Board has determined that each of Mr. Bax and Mr. Nicoletti qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee Met 4 times in 2016 Committee Members: Sherry S. Barrat D. John Coldman Elbert O. Hand (Chair) David S. Johnson Kay W. McCurdy

The Compensation Committee’s responsibilities include reviewing and approving compensation arrangements for our executive officers, including our CEO; administering our equity compensation and other benefit plans and reviewing our overall compensation structure to avoid incentives that promote excessive risk-taking by executive officers and other employees.

The Compensation Committee may, and in 2016 did, engage a compensation consultant to assist it in carrying out its duties and responsibilities, and has the sole authority to retain and terminate any such compensation consultant, including sole authority to approve any such consultant’s fees and other retention terms. For more information regarding the role of the committee’s compensation consultant in setting compensation, see page 31.

Independence

Each member of the Compensation Committee meets the additional heightened independence and other requirements of the NYSE listing standards.

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Nominating/ Governance Committee Met 3 times in 2016 Committee Members: Sherry S. Barrat Elbert O. Hand David S. Johnson Kay W. McCurdy (Chair)

The Nominating/Governance Committee’s responsibilities include identifying qualified Board and Board committee candidates; recommending changes to the Board’s size and composition; determining outside director compensation; recommending director independence standards and governance guidelines; reviewing and approving related person transactions (as defined under SEC rules) and reviewing legal and regulatory compliance risks relating to corporate governance.

Board Leadership Structure

Pat Gallagher currently serves as Chairman of the Board and CEO. With the exception of the Chairman, all Board members are independent and actively oversee the activities of the Chairman and other members of the senior management team. We believe that our Board leadership structure allows us to take advantage of Pat Gallagher’s extensive experience and knowledge of our business, which enriches the Board’s decision making. Pat Gallagher’s role as Chairman and CEO also enhances communication and coordination between management and the Board on critical issues.

David Johnson was elected by the Board in 2016 to serve as our independent Lead Director for a two-year term. Under our Governance Guidelines, the Lead Director may serve up to two consecutive two-year terms. The Board also expanded the duties and responsibilities of the independent Lead Director as set forth below.

Independent Lead Director Duties & Responsibilities

Act as a liaison between the Chairman and the independent directors

Be available for consultation and communication with stockholders as appropriate

Call and preside over executive sessions of the independent directors without the Chairman or other members of management present

Consult with the Chairman and approve Board meeting agendas and schedules

Consult with the Chairman and approve information provided to the Board

Consult with committee chairs with respect to agendas and information needs relating to committee meetings

Work closely with and act as an advisor to the Chairman; be available to discuss with other directors concerns about the company or the Board and relay those concerns, where appropriate, to the Chairman or other members of the Board; and be familiar with corporate governance best practices

Provide leadership to the Board if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict

Perform such other duties and responsibilities as the Board may determine

The independent directors meet regularly in executive sessions. Executive sessions are held at the beginning and at the end of each regularly scheduled Board meeting. Other executive sessions may be called by the Lead Director at his or her discretion or at the request of the Board. The committees of the Board also meet regularly in executive sessions.

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Board’s Role in Risk Oversight

Overview. The Board is responsible for oversight and monitoring of our enterprise risk management program. In carrying out this responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. The other committees of the Board also oversee the management of risks within their areas of responsibilities. The Nominating/Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes and the Compensation Committee reviews risks related to compensation matters. The Board receives periodic reports from each committee and from management on our major risks and steps undertaken to monitor and mitigate such risks.

Audit Committee. The Audit Committee, at each of its regularly scheduled meetings, monitors management’s risk management function by discussing, among other things, guidelines and policies regarding risk assessment and risk management, our major financial risk exposures and steps taken by management to monitor and control such exposures. Our Global Chief Compliance Officer, who chairs an enterprise risk management committee including key members of management, attends each Audit Committee meeting and reports on significant risk and compliance issues. In addition, the Audit Committee oversees an internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s day-to-day operations). The internal audit department is independent from management and the Audit Committee defines its responsibilities. Among other things, the purpose of the department is to bring a systematic and disciplined approach to evaluating and improving the effectiveness of our risk management, control and governance processes. The internal audit department evaluates the effectiveness of our risk management processes, performs consulting and advisory services for us related to risk management, and reports significant risk exposures, including fraud risks, to the Audit Committee. The Audit Committee periodically reports to the full Board a summary of its activities and any key findings that arise from its risk oversight and monitoring functions.

Compensation Committee. The Compensation Committee reviews our overall compensation policies and practices to determine whether our program provides incentives for executive officers and other employees to take excessive risks. Based upon an analysis conducted by management and discussions between management and the Compensation Committee, the Compensation Committee has determined that our compensation policies and practices do not present risks that are likely to have a material adverse effect on us or our business. In reaching this determination, our Compensation Committee and management noted the following: (i) no single business unit bears a disproportionate share of our overall risk profile; (ii) no single business unit is significantly more profitable than the other business units; (iii) our compensation practices are substantially consistent across all business units both in the amount and types of compensation awarded; (iv) substantially all of our revenue-producing employees are sales professionals whose compensation is tied to the amount of revenue received by the company; and (v) our annual cash incentive program caps payouts at 150% of target (i.e., 225% of base salary for our CEO and 150% of base salary for the other executive officers). A significant portion of our senior executives’ compensation is deferred and invested in Gallagher stock through our DEPP and our senior executives own significant amounts of Gallagher stock. In addition, our equity plans permit the use of a variety of equity compensation awards, including performance share units, stock options, and restricted stock units, with multi-year vesting and overlapping maturity. Based on the above, we believe that our compensation practices help ensure that no single year’s results and no single corporate action has a disproportionate effect on executive officers’ annual compensation, and encourage steady and consistent long-term performance by our executive officers.

Other Board Matters

Independence. The Board has conducted its annual review of the independence of each director nominee under NYSE standards and the independence standards set forth in Appendix A of our Governance Guidelines (available on our website located at www.ajg.com/ir, under the heading “Corporate Governance”). Based upon its review, the Board has concluded in its business judgment that, with the exception of J. Patrick Gallagher, Jr., our Chairman and CEO, all of the director nominees are independent. Pat Gallagher is the brother of Tom Gallagher, one of our named executive officers.

Attendance. The Board expects each director to attend and participate in all Board and applicable committee meetings. Each director is expected to prepare for meetings in advance and to dedicate the time necessary to discharge properly his or her responsibilities at each meeting and to ensure other commitments do not materially interfere with his or her service on the Board. During 2016, the Board met six times. All of the nominees attended 75% or more of the aggregate meetings of the Board and the committees on which they served during 2016. All of our Board members attended our 2016 Annual Meeting, and we expect all Board members to attend our 2017 Annual Meeting.

Stockholder Communications with the Board. A stockholder or other party interested in communicating with the Board, any of its committees, the Chairman, the Lead Director, the non-management directors as a group or any director individually may do so by writing to their attention at our principal executive offices, Arthur J. Gallagher & Co., c/o Corporate Secretary, 2850 Golf Road, Rolling Meadows, Illinois 60008-4002.

Global Standards of Business Conduct. The Board has also adopted Global Standards of Business Conduct (the Global Standards) that apply to all directors, executive officers and employees. The Global Standards, along with our Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees, are available at www. ajg.com/ir, under the heading “Corporate Governance.” We will provide a copy of the Global Standards or Governance Guidelines without charge to any person who requests a copy by writing to our Corporate Secretary at 2850 Golf Road, Rolling Meadows, Illinois 60008-4002. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, the Global Standards by posting such information on our website.

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Director Compensation

The Board sets the amount and form of director compensation based upon recommendations made by the Nominating/Governance Committee. Pat Gallagher receives no additional compensation for his service as a director. A substantial portion of each non-employee director’s total annual compensation consists of equity grants, in the form of restricted stock units. Under our stock ownership guidelines, directors with at least five years of service are expected to own an amount of our common stock with a value equal to five times the cash portion of the annual director retainer. In 2016, the annual cash retainer was $90,000.

On June 1, 2016, each non-employee director was granted 2,950 restricted stock units, which vest on the first anniversary of the date of grant (or immediately upon a director’s departure from the Board). Mr. Nicoletti, who joined our Board in January 2016, was also granted 867 restricted stock units on March 1, 2016 (representing a prorated stock award for the 2015/2016 service period), subject to the same vesting conditions. Committee Chairs receive additional annual fees as follows: $25,000 for the Audit Committee, $20,000 for the Compensation Committee and $15,000 for the Nominating/Governance Committee. The Lead Director receives an additional annual fee of $30,000. Directors are reimbursed for travel and accommodation expenses incurred in connection with attending Board and committee meetings.

Directors may elect to defer all or a portion of their annual cash retainer or restricted stock units under our Deferral Plan for Nonemployee Directors. Deferred cash retainers and restricted stock units are converted to notional stock units, which are credited with dividend equivalents when dividends are paid on our common stock. Deferred restricted stock units are distributed in the form of common stock, and deferred cash retainers and accrued dividend equivalents are distributed in cash, at a date specified by each director or upon such director’s departure from the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Sherry S. Barrat	90,000	139,211	—	—	229,211
William L. Bax	113,750	139,211	—	—	252,961
D. John Coldman	90,000	139,211	—	—	229,211
Frank E. English, Jr.	90,000	139,211	—	—	229,211
Elbert O. Hand	108,750	139,211	—	—	247,961
David S. Johnson	115,000	139,211	—	—	254,211
Kay W. McCurdy	101,250	139,211	—	—	240,461
Ralph J. Nicoletti	90,000	174,419	—	—	264,419
Norman L. Rosenthal	90,000	139,211	—	—	229,211

(1)	This column represents the full grant date fair value of restricted stock units granted in 2016 in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that in accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to awards of restricted stock units, refer to Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016. Each director had 2,950 unvested restricted stock units outstanding as of December 31, 2016 (except for Mr. Nicoletti, who had 3,817 unvested restricted stock units due to the timing of his joining the Board).

(2)	The directors did not receive stock option awards in 2016. The number of unexercised option awards (vested or unvested) outstanding as of December 31, 2016, for each director listed above was as follows: Ms. Barrat – 0; Mr. Bax – 0; Mr. Coldman – 0; Mr. English – 0; Mr. Hand – 0; Mr. Johnson – 3,125; Ms. McCurdy – 2,330; and Dr. Rosenthal – 0. Some of these options were previously issued under our 1989 Non-Employee Directors’ Stock Option Plan.

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Certain Relationships and Related Party Transactions

How We Review and Approve Related Party Transactions

We review all relationships and transactions in which the company and our directors and executive officers or their immediate family members participate if the amount involved exceeds $120,000. The purpose of this review is to determine whether such related parties have a material interest in the transaction, including a material indirect interest. The company’s legal staff is primarily responsible for making these determinations based on the facts and circumstances, and for developing and implementing processes and controls for obtaining and evaluating information about related party transactions. As required by SEC rules, we disclose in this Proxy Statement all such transactions that are determined to be directly or indirectly material to a related party. In addition, the Nominating/Governance Committee reviews and approves, ratifies or disapproves any such related party transaction. In the course of reviewing and determining whether or not to approve or ratify a disclosable related party transaction, the committee considers the following factors:

•	Nature of the related party’s interest in the transaction

•	Material transaction terms, including the amount involved

•	Whether the transaction is on terms no less favorable than could have been reached with an unrelated third party

•	For employment arrangements, whether compensation is commensurate with that of other employees with equivalent qualifications and responsibilities and holding similar positions

•	Importance and potential benefits of the transaction to the related party and to the company

•	Whether the transaction would impair a director or executive officer’s judgment to act in the company’s best interest

•	Whether the transaction was undertaken in the ordinary course of business

•	Any other matters the committee deems appropriate, including the conflicts of interest and corporate opportunity provisions of our Global Standards of Business Conduct.

Related Party Transactions for 2016

In 2016, the following relatives of Pat Gallagher were employed with us: (i) his sister is the head of a specialty sales unit within our brokerage segment, and received total compensation of $736,297; (ii) his brother-in-law is a vice president of niche strategy within our brokerage segment, and received total compensation of $687,539; (iii) one of his sons is a regional leader within our brokerage segment, and received total compensation of $745,487; (iv) another son is a branch manager within our brokerage segment, and received total compensation of $525,396; and (v) a third son is a producer within our brokerage segment, and received total compensation of $409,732. Additionally, a brother of Jim Durkin is a divisional leader within our UK brokerage operation. He received salary, benefits and performance-based compensation of $825,641 (in addition to cost-of-living adjustments, tax gross-ups and other expenses related to working overseas totaling $544,211) in 2016. The compensation of each related party described above was commensurate with that of other employees with equivalent qualifications and responsibilities and holding similar positions.

Tom Gallagher, one of our named executive officers, is a brother of our CEO. Because of their status as our named executive officers, their compensation arrangements with us are disclosed in the “2016 Summary Compensation Table” below.

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CORPORATE GOVERNANCE

Security Ownership by Certain Beneficial Owners and Management

The table below presents information concerning beneficial ownership of our common stock by: (i) each person we know to be the beneficial owner of more than 5% of our outstanding shares of common stock (as of December 31, 2016); (ii) each of our named executive officers, directors and director nominees (as of March 20, 2017); and (iii) all of our executive officers and directors as a group (as of March 20, 2017). The percentage calculations in this table are based on a total of 179,475,539 shares of our common stock outstanding as of the close of business on March 20, 2017. Unless otherwise indicated below, to our knowledge, the individuals and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. In addition, unless otherwise indicated, the address for all persons named below is c/o Arthur J Gallagher & Co., 2850 Golf Road, Rolling Meadows, Illinois 60008-4002.

		Common Stock Issuable Within 60 Days of March 20, 2017

Name	Shares of Common Stock (1)	Stock Options	Restricted Stock Units (2)	Total Beneficial Ownership	Percent of Common Stock Outstanding

5% Stockholders

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	17,002,774	N/A	N/A	17,002,774	9.5%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	14,488,986	N/A	N/A	14,488,986	8.1%

JPMorgan Chase & Co. (5) 270 Park Ave. New York, NY 10017	13,609,878	N/A	N/A	13,609,878	7.6%

NEOs, directors and nominees

Pat Gallagher	829,502(6)	125,330	—	954,832	*

Doug Howell	168,764(7)	93,563	—	262,327	*

Jim Gault	178,345(8)	37,134	—	215,479	*

Jim Durkin	311,751(9)	45,205	—	356,956	*

Tom Gallagher	408,919(10)	50,135	—	459,054	*

Sherry S. Barrat	9,096	—	2,950	12,046	*

William L. Bax	34,320	—	2,950	37,270	*

D. John Coldman	2,782	—	2,950	5,732	*

Frank E. English, Jr.	10,150	—	2,950	13,100	*

Elbert O. Hand	29,316	—	2,950	32,266	*

David S. Johnson	45,878	—	2,950	48,828	*

Kay W. McCurdy	31,095	—	2,950	34,045	*

Ralph J. Nicoletti	867	—	2,950	3,817	*

Norman L. Rosenthal	24,675(11)	—	2,950	27,625	*

All directors and executive officers as a group (20 people)	2,282,849	502,910	26,550	2,812,309	1.6%

*	Less than 1%

(1)	Includes “notional stock units” held under our Supplemental Plan (see page 35) for executive officers. Under this plan, some of our executive officers have deferred restricted stock units upon vesting or elected to invest other deferred amounts into a Gallagher common stock fund. These deferred notional stock units are included because the plan permits participants to elect to move in and out of the Gallagher common stock fund and, as a result, participants have investment power with respect to the underlying shares.

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(2)	All non-employee director unvested restricted stock units vest immediately upon a director’s departure from the Board, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days.

(3)	Share total obtained from a Schedule 13G/A filed on February 9, 2017 by The Vanguard Group. Vanguard disclosed that it had sole voting power with respect to 279,097 of these shares, shared voting power with respect to 27,591 shares, sole investment power with respect to 16,693,251 shares, and shared investment power with respect to 309,523 shares.

(4)	Share total obtained from a Schedule 13G/A filed on January 19, 2017 by BlackRock, Inc. BlackRock disclosed that it had sole voting power with respect to 13,000,451 of these shares and sole investment power with respect to the full number of shares disclosed.

(5)	Share total obtained from a Schedule 13G/A filed on January 18, 2017 by JPMorgan Chase & Co. JPMorgan disclosed that it had sole voting power with respect to 11,779,304 of these shares, shared voting power with respect to 105,105 shares, sole investment power with respect to 13,443,825 shares, and shared investment power with respect to 165,483 shares.

(6)	Includes 56,242 notional stock units (see footnote (1) above); 216,012 shares held in trust for the benefit of his children by his wife, Anne M. Gallagher, and another, as trustees, and over which he has shared voting and shared investment power; 271,052 shares held in a revocable trust of which his wife is the sole trustee and over which he has no voting or investment power; 150,000 shares held by Elm Court LLC, a limited liability company of which the voting LLC membership interests are owned by Pat Gallagher and the non-voting LLC membership interests are owned by a grantor retained annuity trust of which Pat Gallagher is the trustee; and 66,703 shares held in an irrevocable trust of which he is the sole trustee.

(7)	Includes 129,143 notional stock units (see footnote (1) above). Also includes 2,300 shares held by his wife, over which he has no voting or investment power and therefore disclaims beneficial ownership.

(8)	Includes 48,708 shares held by his wife, over which he has shared voting power.

(9)	Includes 8,889 notional stock units (see footnote (1) above).

(10)	Includes 3,694 notional stock units (see footnote (1) above); 86,760 shares held in a grantor retained annuity trust of which he is the sole beneficiary; 55,280 shares held in trusts for the benefit of his children, of which his wife is the sole trustee, and over which he has no voting or investment power and disclaims beneficial ownership; 31,671 shares held by his wife, over which he has no voting or investment power; and 66,709 shares held in an irrevocable trust of which he is the sole trustee.

(11)	Includes 2,500 shares held in a joint brokerage account with Caryl G. Rosenthal and 2,000 shares held in a joint brokerage account with Marisa F. Rosenthal. Dr. Rosenthal has shared voting and investment power with respect to these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based on a review of copies of Forms 3, 4 and 5 furnished to us or filed with the SEC, or written representations that no additional reports were required, we believe that, during the last fiscal year, our executive officers, directors and 10% stockholders timely filed all reports required by Section 16(a) of the Exchange Act.

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Item 2 – Approval of the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan, Including Approval of 16,000,000 Shares Authorized for Issuance Thereunder and the Material Terms of the Performance Goals for Purposes of Section 162(m) Under the Internal Revenue Code of 1986, as Amended

The Board has approved, and is asking our stockholders to approve, the 2017 Long-Term Incentive Plan (2017 LTIP). The 2017 LTIP provides for the grant of incentive awards to non-employee directors, officers and other employees of the company. If approved, the 2017 LTIP will replace the 2014 Long-Term Incentive Plan (2014 LTIP) and no new awards will be made under the 2014 LTIP. The maximum number of shares that may be awarded under the 2017 LTIP is 16,000,000 shares, plus any shares subject to outstanding awards under the 2014 LTIP, 2011 Long-Term Incentive Plan (2011 LTIP) or the 2009 Long-Term Incentive Plan (2009 LTIP, and together with the 2011 LTIP and 2014 LTIP, the Prior LTIPs) that are outstanding as of the effective date of the 2017 LTIP and are subsequently settled for cash, forfeited, expired, or for any reason are cancelled or terminated, without resulting in the issuance of shares. A maximum of 4,000,000 shares may be issued under the 2017 LTIP for full value awards (i.e., awards other than stock options or stock appreciation rights (SARs)).

Broad-Based Employee Participation

The Board believes that long-term equity compensation is an extremely important way to attract, retain and motivate a talented executive team. The Board also firmly believes that broad-based equity participation is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. From 2011 to 2017, employee participation in our equity compensation plan grew from 2.4% to 3.4% even as our employee population more than doubled. If the 2017 LTIP is approved, our intention is to continue to increase the number of equity plan participants over time consistent with the growth of our business. We believe it is important to continue to align the interests of both our executive team and our key employees with those of our stockholders. Our Board believes that approval of the 2017 LTIP is important to our long-term growth and is in the best interest of our stockholders.

Key Equity Metrics

Approval of the 2017 LTIP will enable us to compete effectively for executive and key employee talent in the coming years, while maintaining reasonable burn rates and overhang. The following table shows key equity metrics over the prior three years:

Fiscal Year	Stock Options Granted	RSUs Granted	PSUs Granted	Actual PSUs Earned	Total Granted (1)	Weighted Average Number of Shares	Unadjusted Burn Rate (2)

2016	2,583,200	496,567	72,900	51,551	3,131,318	177,559,560	1.8%

2015	1,964,000	394,975	53,900	48,850	2,407,825	172,238,538	1.4%

2014	1,933,200	376,541	48,850	—	2,309,741	152,854,379	1.5%

(1)	Total number of shares granted in a particular fiscal year includes all stock options, RSUs and PSUs for which the performance criteria was approved as attained and earned during such fiscal year.

(2)	PSUs granted in the applicable fiscal year and not yet earned are excluded from the calculation of burn rate.

As of March 20, 2017, the record date of the Annual Meeting, our projected “overhang,” or voting power dilution, will be approximately 13.6% if the 2017 LTIP is approved. This calculation does not include the 2,143,274 shares remaining under the 2014 LTIP as of March 20, 2017, as they will be canceled upon approval of the 2017 LTIP. The calculation reflects the following updated share information:

•	12,198,530 shares that may be issued under equity compensation plans approved by stockholders (10,441,976 shares in connection with outstanding stock options with a weighted-average exercise price of $44.59 and a weighted-average remaining term of 4.64 years; 120,336 shares in connection with earned PSUs; and 1,636,218 shares in connection with unvested RSUs); and

•	16,897 shares that may be issued under equity compensation plans not approved by stockholders (8,000 shares in connection with unvested RSUs under the Restricted Stock Plan; and 8,897 shares in connection with unvested RSUs under the Wesfarmers Inducement Award Plan). See “Equity Compensation Plan Information” for more information regarding these two plans.

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ITEM 2 – APPROVAL OF THE ARTHUR J. GALLAGHER & CO. 2017 LONG-TERM INCENTIVE PLAN

Selected Features of the 2017 LTIP

The structure of the 2017 LTIP is based on the 2014 LTIP, but also includes the following material differences:

•	Minimum Vesting: the 2017 LTIP includes minimum vesting periods for awards (one year for options, one year for SARs, one year for full value awards to non-employee directors and three years for full value awards to other participants), subject to certain exceptions discussed in further detail below.

•	Annual Limit on Director Compensation: the 2017 LTIP imposes a $500,000 annual limit on equity awards and cash compensation under the 2017 LTIP and otherwise to each non-employee director; provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the participant may be up to 200% of the foregoing limit.

•	No Liberal Share Recycling: the 2017 LTIP does not permit liberal share recycling, including with respect to shares withheld by the company to pay withholding taxes related to awards.

•	Elimination of Single-Trigger Change in Control Vesting: the 2017 LTIP does not provide for automatic single-trigger change in control award vesting and provides instead for Committee discretion to determine award treatment in connection with a change in control.

•	Prohibits Dividends or Dividend Equivalents on Unvested Awards: the 2017 LTIP includes an express prohibition on the payment of dividends or dividend equivalents on unvested awards.

These changes continue our approach of aligning our equity compensation program with the interests of our stockholders and with evolving best practices in equity and incentive compensation. These new features are in addition to the following “best-practice” features included in the 2014 LTIP and continued in the 2017 LTIP:

•	No Increase in Shares Without Stockholder Approval: the 2017 LTIP prohibits any amendment that would increase the number of shares available under the plan without stockholder approval.

•	No “Liberal” Change in Control: the definition of change in control included in the 2017 LTIP requires an actual change in control to occur and is not triggered by commencement of a tender offer, stockholder approval of an acquisition transaction or similar events.

•	No Repricings: the 2017 LTIP prohibits “repricing” stock options and SARs and cashing out underwater stock options or SARs without stockholder approval.

•	Clawback: all awards granted under the 2017 LTIP are subject to recoupment or “clawback,” to the extent required by law, regulation or any company policy (including our existing compensation recovery policy).

The Share Reserve under the 2017 LTIP

As part of the Compensation Committee’s recommendation to the Board to approve the 2017 LTIP, including the total number of shares available for issuance under the 2017 LTIP, the Committee solicited advice from Sibson, its independent compensation consultant, and other internal and external experts to analyze historical share usage (generally referred to as “burn rate”), expected future needs for equity awards within the organization, as well as the dilutive impact of various increases in the total shares available under the plan and the estimated duration of the 2017 LTIP under various scenarios. The Committee also took into account the views of several of our largest stockholders with respect to such issues, which management solicited during an outreach conducted in 2016. Specifically, the Compensation Committee considered:

•	Shares Available under the 2014 LTIP: If our stockholders do not approve the 2017 LTIP, then we will not have sufficient shares available for grants in 2018. This would result in the loss of an important tool to attract, motivate and retain the most highly qualified and experienced employees and non-employee directors. In addition, we would be unable to implement management’s plan to continue expansion, in 2018, of the group of employees to whom we grant equity compensation.

•	Historical Burn Rate: Our equity plan share usage during 2014, 2015 and 2016 represents an average three-year burn rate, factored for a full-value share premium, of 2.2%. This burn rate is below the Institutional Shareholder Services Inc. established burn rate benchmark for our industry and index of 3.4%.

•	Dilution: Also referred to as “voting power dilution,” dilution is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current stockholders that could result from the future issuance of the shares reserved for issuance under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the 2017 LTIP is approved, our voting power dilution will be approximately 13.6% as of March 20, 2017.

•	Stockholder Outreach: During 2016, management conducted an outreach initiative with our largest stockholders, soliciting their views on various executive compensation and governance issues, including their views on acceptable levels of dilution, shareholder value transfer, burn rate and other issues relevant to the share authorization request under our 2017 LTIP. The Committee received reports from management on the results of this outreach, and took the views of our largest stockholders into account when determining features of our plan and the level of our share authorization request.

•	Estimated Duration of the 2017 LTIP: If the 2017 LTIP is approved by our stockholders, based on historical and expected future usage, we estimate that the shares we are requesting under the 2017 LTIP would be sufficient for approximately four to five years of grants, understanding that the share reserve could last for a longer or shorter period of time, depending on the growth of our employee population, our future grant practices, or our stock price and prevailing market conditions, which cannot be predicted at this time.

2017 PROXY STATEMENT	17

ITEM 2 – APPROVAL OF THE ARTHUR J. GALLAGHER & CO. 2017 LONG-TERM INCENTIVE PLAN

The Full Value Award Limit Under the 2017 LTIP

The 2017 LTIP also imposes a 4,000,000 share limit on the maximum number of shares that may be awarded in the form of full value awards. We are requesting that stockholders approve this number of full value shares because we would like to continue to provide full value share awards to key employees to encourage ongoing retention and to focus their efforts on long-term stockholder value creation.

The Material Terms of the Performance Goals Under the 2017 LTIP

In addition, we are asking our stockholders to approve the 2017 LTIP so that grants of performance-based compensation under the 2017 LTIP may be structured in a manner that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), thereby preserving the company’s tax deduction for such compensation. As part of approving the 2017 LTIP, we are asking our stockholders to approve the material terms of the performance goals that may be used for purposes of granting awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

For purposes of Section 162(m) of the Code, the material terms of the performance goals include: (1) the individuals eligible to receive compensation under the 2017 LTIP; (2) a description of the business criteria on which the performance goals are based; and (3) the maximum amount of compensation that can be paid to certain employees under the performance goal. We discuss each of these aspects of the 2017 LTIP below under the headings “Plan Term and Eligibility,” “Covered Employee Limits” or “Performance Goals” and stockholder approval of the 2017 LTIP will be deemed to constitute approval of each of these aspects of the 2017 LTIP for purposes of the approval requirements of Section 162(m) of the Code.

Generally, Section 162(m) of the Code limits the deduction a public company can claim for compensation in excess of $1 million paid in a given year to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer). “Performance-based” compensation that meets certain requirements does not count against the $1 million deductibility limitation. Because of their nature as appreciation-only awards, stock options and SARs awarded under the 2017 LTIP, if approved by stockholders, will generally qualify as performance-based compensation. Other awards that we may grant under the 2017 LTIP may be structured in a manner intended to qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure and the performance period under a performance-based award. As such, for such awards to qualify as performance-based compensation, our stockholders must approve the material terms of the performance goals at least every five years. Such approval does not guarantee that incentive compensation that we pay to our employees will qualify as performance-based compensation for purposes of Section 162(m) of the Code, but will permit the Compensation Committee to structure incentive compensation in a manner intended to qualify as performance-based compensation if it chooses to do so.

Summary of the Material Terms of the 2017 LTIP

The following is a brief summary of the 2017 LTIP. This summary is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference.

Plan Term and Eligibility. The 2017 LTIP term begins upon the date of stockholder approval and terminates on the date of the annual meeting of stockholders that occurs during the year of the tenth anniversary of its effective date, unless terminated earlier by the Board. All of the officers, employees and non-employee directors of the company and its subsidiaries are eligible to be selected to receive awards under the 2017 LTIP. As of December 31, 2016, approximately 40 officers, 24,800 employees and nine non-employee directors were eligible for consideration to participate in the 2017 LTIP.

Shares Authorized. 16,000,000 shares of our common stock are available under the 2017 LTIP, plus any shares subject to outstanding awards under the Prior LTIPs as of the date of the Annual Meeting that after such date are settled for cash, forfeited, expired, or for any reason are cancelled or terminated, without resulting in the issuance of shares. A maximum of 4,000,000 shares may be used for full value awards.

Share Counting. If an outstanding award granted under the 2017 LTIP is cancelled or forfeited, expires, terminates or is settled in cash, the shares underlying such award will again be available under the 2017 LTIP (and will not count against the limit on full value awards). Shares that are not issued upon the net settlement of a stock-settled SAR under the 2017 LTIP or Prior LTIPs, shares that are delivered to or withheld by the company to pay the exercise price of a stock option under the 2017 LTIP or Prior LTIPs, shares delivered to or withheld by the company to pay withholding taxes related to awards under the 2017 LTIP or Prior LTIPs and shares that are purchased on the open market with the proceeds of a stock option exercise under the 2017 LTIP or Prior LTIPs will not again be available under the 2017 LTIP.

Administration. The Compensation Committee, which is made up entirely of independent directors, will administer the 2017 LTIP, and may delegate some or all of its authority to our President and CEO or another executive officer as it deems appropriate, except to the extent such delegation is prohibited by applicable law.

Award Types. The 2017 LTIP provides for: (1) nonqualified and incentive stock options (NQSOs and ISOs, respectively); (2) SARs; (3) restricted stock awards (RSAs); and (4) restricted stock units (RSUs).

Covered Employee Limits. Subject to adjustment for any changes in capitalization, only to the extent that such adjustment will not affect the status of any award intended to qualify as “performance-based” compensation under Section 162(m) of the Code: (i) the maximum number of shares of common stock with respect to which options or SARs or a combination thereof that may be granted during any calendar year to any person under the 2017 LTIP will be 200,000; (ii) the maximum number of shares of common stock with respect to which awards other than options or SARs that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and are denominated in shares of common stock that may be earned pursuant to such awards granted during any calendar year to any

18	2017 PROXY STATEMENT

ITEM 2 – APPROVAL OF THE ARTHUR J. GALLAGHER & CO. 2017 LONG-TERM INCENTIVE PLAN

person under the 2017 LTIP will be 200,000; and (iii) the maximum amount that may be payable with respect to all awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and are denominated in cash granted during any calendar year to any person under the 2017 LTIP will be $5,000,000. For clarity, the Performance Unit Program (PUP) awards discussed in a footnote to the 2016 Option Exercises and Stock Vested table below are cash-settled awards which are presently granted under the SMIP. However, both cash-settled performance restricted stock units and stock-settled performance restricted stock units may be granted under the 2017 LTIP.

Non-Employee Director Limit. The aggregate dollar value of all equity awards (determined based upon the grant date fair value of such awards) and cash compensation granted under the 2017 LTIP or otherwise during any calendar year to a single non-employee director may not exceed $500,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the participant may be up to two hundred percent (200%) of the foregoing limit and the foregoing limit will not count any tandem SARs.

Stock Options and SARs. Except for substitute awards, the exercise price of a stock option and the base price of a SAR may not be less than 100% of the fair market value of our common stock on the date of grant. A SAR typically will provide for payment of an amount (in cash or shares of common stock) based upon the increase in the price of our common stock over the base price per share. The exercise price and the required withholding taxes of a stock option may be paid in cash, in shares of our common stock, through a net-exercise or a broker-assisted cashless exercise. Stock options and SARs must expire no later than seven years from the date of grant. The Compensation Committee may provide that an option or SAR with an exercise or base price, as applicable, less than the fair market value per share of common stock shall automatically be exercised immediately prior to expiration. Options and SARs granted under the 2017 LTIP may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Compensation Committee may provide that options or SARs become exercisable, vest or settle prior to such date in the event of the participant’s death or disability or in the event of a change in control. Further, up to 5% of the aggregate number of shares of common stock authorized for issuance under the 2017 LTIP may be issued pursuant to awards subject to any, or no, vesting conditions, as the Compensation Committee determines appropriate. Subject to adjustment for changes in capitalization, without the prior approval of the stockholders of the company, the Compensation Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a “repricing,” including, but not limited to: (i) the reduction, directly or indirectly, in the per-share price of an outstanding option or SAR by amendment, cancellation or substitution; (ii) any action that is treated as a repricing under generally accepted accounting practices; (iii) at any time when the per-share price of an outstanding option or SAR is above the fair market value of a share of common stock, canceling (or accepting the surrender of) an option or SAR in exchange for another option, SAR or other equity security or cash (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (iv) any other action that is treated as a repricing by the rules or regulations of the New York Stock Exchange.

Stock Awards. The 2017 LTIP provides for the grant of stock awards, consisting of RSAs and RSUs, which will be subject to the restrictions, if any, that the Compensation Committee deems appropriate, including a continued employment or service requirement. The Compensation Committee may determine that any stock award will be subject to the attainment of performance measures (which may include the Qualifying Performance Measures described below) over an established performance period. Generally, the holder of an RSA will have the rights of a stockholder, including the right to vote and receive dividends. The holder of an RSU will have no rights as a stockholder of the company but may be entitled to receive dividend equivalents. Notwithstanding the foregoing, dividends or dividend equivalents credited/payable in connection with RSAs or RSUs that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying RSAs or RSUs and will not be paid until the underlying RSAs or RSUs vest.

RSAs and RSUs granted under the 2017 LTIP may not become exercisable, vest or be settled, in whole or in part, for non-employee directors, prior to the one-year anniversary, and for all other participants, prior to the three-year anniversary, of the date of grant, except that the Compensation Committee may provide that RSAs or RSUs become exercisable, vest or settle prior to such date in the event of the participant’s death or disability or in the event of a change in control. Further, up to 5% of the aggregate number of shares of common stock authorized for issuance under the 2017 LTIP may be issued pursuant to awards subject to any, or no, vesting conditions, as the Compensation Committee determines appropriate.

Qualifying Performance Measures. The Compensation Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based” compensation under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended to satisfy the requirements for “performance-based” compensation under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Measures (defined below) selected by the Compensation Committee and specified at the time the award is granted. “Qualifying Performance Measures” means one or more of the following (or a derivation of the following) objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms, per-share or relative terms, such as rates of growth or improvement, compared to a previous year’s results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (GAAP) or non-GAAP financial results, individually or in combination, measured annually or cumulatively over a period of years: (1) the attainment by a share of common stock of a specified fair market value for a specified period of time, (2) earnings per share, (3) return to stockholders, (4) return on assets, (5) return on equity, (6) revenue (organic or otherwise), (7) cash flow, (8) operating expense reduction, (9) return on investment, (10) return on capital, (11) operating margin, (12) net income, (13) earnings before interest, taxes, depreciation, amortization and/or change in estimated earnout payables or net earnings (either before or after interest, taxes, depreciation, amortization and/or change in estimated earnout payables), (14) operating earnings, (15) net cash provided by operations, or (16) strategic business criteria, consisting of one or more objectives such as geographic business expansion goals, cost targets, customer satisfaction ratings, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, risk management, audit scores, productivity,

2017 PROXY STATEMENT	19

ITEM 2 – APPROVAL OF THE ARTHUR J. GALLAGHER & CO. 2017 LONG-TERM INCENTIVE PLAN

efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing.

In the sole discretion of the Compensation Committee, but subject to Section 162(m) of the Code, the Compensation Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the Qualifying Performance Measures. Such adjustments may include one or more of the following: (i) items related to a change in accounting principles or applicable law; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments if such adjustment is timely approved in connection with the establishment of such Qualifying Performance Measures; (xi) items relating to infrequently occurring corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the company’s core, on-going business activities; (xiv) items relating to any other infrequently occurring events or changes in applicable laws, accounting principles or business conditions; (xv) items relating to foreign currency impacts; or (xvi) items relating to such other events as the Compensation Committee deems appropriate, if such adjustment is timely approved in connection with the establishment of such Qualifying Performance Measures. For all awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such determinations will be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

Amendment or Termination of the 2017 LTIP. The Board may amend or terminate the 2017 LTIP, subject to any requirement of stockholder approval required by law or the rules of the New York Stock Exchange; provided, however, that no amendment may impair in any material way an award holder’s rights without his or her consent; provided that no such consent will be required if the Compensation Committee determines in its sole discretion and prior to the date of any change in control that such amendment either is required or advisable in order for the company, the 2017 LTIP or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

Adjustment. In the event of any change in capitalization or any distribution to holders of our common stock other than a regular cash dividend, the Compensation Committee will equitably adjust the number of shares available under the plan, the share limitations described above and the terms of outstanding awards.

Change in Control. In the event of the consummation of any acquisition by any person or group of 50% or more of the combined voting power of our outstanding securities then entitled to vote for the election of directors or in the event of any change during any two-year period in the majority of the members of the Board whose election is not approved by at least two-thirds of the members of the Board who either were directors at the beginning of such period or whose election was previously so approved, then the Compensation Committee may through the terms of an award or otherwise provide that any or all of the following will occur, either immediately upon the change in control, or upon termination of a participant’s employment or service within six months prior to or twenty-four months following the change in control: (i) all outstanding options and SARs will immediately become vested and exercisable in full; (ii) the restriction period applicable to any outstanding RSA or RSU will lapse; (iii) the performance period applicable to any outstanding award will lapse; and/or (iv) the performance measures applicable to any outstanding award will be deemed to be satisfied at their target levels or, if greater, on a pro rata basis based on actual achievement as of the date of the change in control. The Board may require that the acquiring company substitute or cash out outstanding awards. Certain additional requirements apply to awards that are subject to Section 409A of the Code.

Substitute Awards. The Committee may grant awards in substitution for any award previously granted by a company or other entity in connection with a corporate transaction, such as a merger or consolidation with another entity or acquisition of property or stock of another entity. Substitute awards will not count against the 2017 LTIP overall share limit or any sublimit in the 2017 LTIP (nor will shares of common stock subject to substitute awards be added to the shares available for awards under the 2017 LTIP), except as may be required by the Code. As permitted by applicable stock exchange rules, the Committee may grant awards pursuant to a pre-existing plan of a company acquired by or combined with the company and such awards will not reduce the shares available under the 2017 LTIP (nor will shares of common stock subject to such awards be added to the shares available for awards under the 2017 LTIP), provided that such awards are made only to those who were not employed by or providing services to the company immediately prior to the acquisition.

United States Federal Income Tax Consequences. The following discussion is intended to be a summary only of the federal income tax aspects of awards granted under the 2017 LTIP and not of state, local or foreign taxes that may apply. Individual tax consequences may vary.

Section 162(m). Under Section 162(m) of the Code, compensation attributable to stock options and SARs will qualify as performance-based compensation, provided that: (1) the 2017 LTIP contains a per-person limitation on the number of shares for which options or SARs may be granted during a specified period; (2) the per-person limitation is approved by our stockholders; (3) the award is granted by a compensation committee comprised solely of outside directors (as defined in Section 162(m) of the Code); and (4) the exercise price of the option or SAR is not less than the fair market value of the stock on the date of grant. For the above reasons, our 2017 LTIP provides for an annual per-person limitation and our Compensation Committee is comprised solely of outside directors. Accordingly, stock options or SARs granted by the Compensation Committee may qualify as performance-based compensation, and the other awards subject to Qualifying Performance Measures also may be structured in a manner intended to qualify.

ISOs. A participant who is granted an ISO does not realize any taxable income upon the date of grant or the date of exercise (except possibly for alternative minimum tax). Similarly, we are not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares

20	2017 PROXY STATEMENT

ITEM 2 – APPROVAL OF THE ARTHUR J. GALLAGHER & CO. 2017 LONG-TERM INCENTIVE PLAN

acquired pursuant to an ISO before the later of two years from the date of grant or one year from the date of the exercise of such shares by the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, we will not be entitled to any deduction for federal income tax purposes.

NQSOs and SARs. A participant who is granted a NQSO or a SAR does not have taxable income at the date of grant. Taxable, ordinary income occurs on the date of exercise in an amount equal to the difference between the exercise or base price of the shares and the market value of the shares on the date of exercise. We are entitled to a corresponding deduction for the same amount.

RSAs. A participant who has been granted an RSA will not realize taxable income at the time of the grant, and we will not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will receive ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We will be entitled to a corresponding deduction. The participant may elect to include the value the RSA as income at the time it is granted under Section 83(b) of the Code, and we will take a corresponding income tax deduction.

RSUs. Recipients of RSUs generally should not recognize income until such units are converted into cash or shares of our common stock. Upon conversion, the recipient will normally recognize ordinary income equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. If the recipient is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee.

New Plan Benefits. Because benefits under the 2017 LTIP will depend on the Compensation Committee’s actions and the fair market value of our common stock at various future dates, it is not possible to determine at this time the benefits that might be received by officers, employees and non-employee directors if the 2017 LTIP is approved by stockholders. As of December 30, 2016, the closing price of our common stock was $51.96 per share.

Vote Required. The approval of the 2017 LTIP requires the affirmative vote of the holders of a majority of the shares of our common stock having voting power, present in person, deemed to be present or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ARTHUR J. GALLAGHER & CO. 2017 LONG-TERM INCENTIVE PLAN, INCLUDING 16,000,000 SHARES AUTHORIZED FOR ISSUANCE THEREUNDER AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS

2017 PROXY STATEMENT	21

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, regarding the number of shares of our common stock that may be issued under our equity compensation plans. See page 16 for certain updated information as of March 20, 2017.

	(a)		(b)		(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	11,142,800	(1)	$41.45	(2)	11,925,178	(3)

Equity compensation plans not approved by security holders(4)	16,897	(5)	—		—

Total	11,159,697		41.45	(2)	11,925,178

(1)	This amount includes the following:

•	9,504,846 shares that may be issued in connection with outstanding stock options;

•	169,186 shares that may be issued in connection with earned performance share units; and

•	1,468,768 unvested restricted stock units.

(2)	Indicates the weighted average exercise price of the outstanding stock options included in column (a).

(3)	This amount includes the following:

•	4,377,712 shares available under the 2014 Long-Term Incentive Plan; and

•	7,547,466 shares available under our Employee Stock Purchase Plan.

(4)	Set forth below are equity compensation plans not approved by stockholders, under which we have outstanding awards:

•	The Restricted Stock Plan. All of our directors, officers and employees were eligible to receive awards under the plan, which provided for the grant of contingent rights to receive shares of our common stock. Awards under the plan were granted at the discretion of the Compensation Committee. Each award granted under the plan represents the right of the holder of the award to receive shares of our common stock, cash or a combination of shares and cash, subject to the holder’s continued employment with us for a period of time after the grant date of the award. The Compensation Committee determined each recipient of an award under the plan, the number of shares of common stock subject to such an award and the period of continued employment required for the vesting of such award. The last year we made awards under this plan was 2009.

•	The Wesfarmers Inducement Award Plan. In connection with the closing of our acquisition of Crombie/OAMPS in 2014, the Compensation Committee approved this plan so that we could grant one-time employment inducement awards of restricted stock units to three employees of the acquired businesses under NYSE Rule 303A.08. The Compensation Committee determined the amount of each award, along with vesting and other terms.

(5)	This amount includes the following:

•	8,000 unvested restricted stock units under the Restricted Stock Plan; and

•	8,897 unvested restricted stock units under the Wesfarmers Inducement Award Plan.

22	2017 PROXY STATEMENT

Audit Matters

Item 3—Ratification of Appointment of Independent Auditor

The Audit Committee has considered the qualifications of Ernst & Young LLP and has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. As a matter of good governance, the Board wishes to obtain stockholders’ ratification of the Audit Committee’s action in such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the outcome of this vote in its future deliberations regarding the selection of our independent registered public accounting firm.

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the fiscal years ended December 31, 2016 and 2015:

	2016	2015

Audit Fees	$ 4,729,000	$4,904,000

Audit-Related Fees	814,000	1,056,000

Tax Compliance Fees	1,271,000	1,117,000

Tax Advisory Fees	3,955,000	3,500,000

All Other Fees	9,000	17,000

Totals	$10,778,000	$10,594,000

Fees for audit services include fees associated with the annual audit of our company and our subsidiaries and the effectiveness of internal control over financial reporting, the review of our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, and statutory audits required internationally. These fees were lower in 2016 due in part to a reduction in statutory audits required internationally from the elimination of some legal entities. Audit-related fees principally include due diligence in connection with acquisitions, issuance of service auditor reports (SOC 1 and SOC 2) related to operations at one of our subsidiaries and advisory work related to our compliance with foreign statutory requirements. Audit-related fees were lower in 2016 due in part to the lesser amount of due diligence performed in 2016 in connection with our international acquisitions and a reduction in fees for our SOC 2 related work. Tax compliance fees include fees associated with the preparation of our annual Federal and state tax returns. Tax advisory fees include tax advice and tax planning related to Federal, state and international tax matters, and were higher in 2016 due in part to the greater amount of international tax planning work required in 2016 because of our international operations. All other fees principally include fees for access to an online accounting and tax information database.

Audit Committee Pre-Approval Policies and Procedures

All audit services, audit-related services, tax services and other services for fiscal years 2016 and 2015 were pre-approved by the Audit Committee. It is the policy of the Audit Committee to pre-approve the engagement of Ernst & Young LLP before we engage such firm to render audit or other permitted non-audit services. The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for the types of services that Ernst & Young LLP has historically been retained to perform related to integrated audit and other recurring services, subject to reporting any such approvals at the next Audit Committee meeting.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017

2017 PROXY STATEMENT	23

Audit Committee Report

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the company’s financial statements, risk assessment and risk management, and compliance with legal and regulatory requirements. The Audit Committee manages the company’s relationship with and is responsible for the appointment, retention, termination and compensation of Ernst & Young LLP. Ernst & Young LLP was the company’s independent registered public accounting firm at the time of its initial public offering in 1984 and has continued in that role since. The Audit Committee reviews Ernst & Young LLP’s independence, capabilities, expertise, performance and fees in deciding whether to retain its services.

The company’s management is responsible for the preparation, presentation and integrity of its consolidated financial statements, accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for auditing the company’s consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for auditing the effectiveness of the company’s internal controls over financial reporting. The Audit Committee monitors the financial reporting process and reports its findings to the Board.

The Audit Committee carried out its duties and responsibilities, including the following specific actions:

•	Reviewed and discussed with management and Ernst & Young LLP the company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 and its internal control over financial reporting as of December 31, 2016;

•	Reviewed and discussed with Ernst & Young LLP all matters required to be discussed by the standards of the Public Company Accounting Oversight Board (PCAOB); and

•	Obtained the written disclosures and letter from Ernst & Young LLP regarding its communications with the Audit Committee concerning Ernst & Young LLP’s independence as required by the PCAOB, including the requirements under PCAOB Rule 3526, and has discussed with Ernst & Young LLP its independence.

Based on these reviews and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. The Audit Committee believes that the retention of Ernst & Young LLP to serve as the company’s independent registered public accounting firm is in the best interests of the company.

AUDIT COMMITTEE

William L. Bax (Chair)

Frank E. English, Jr.

Ralph J. Nicoletti

Norman L. Rosenthal

24	2017 PROXY STATEMENT

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation of the following named executive officers (NEOs):

• Pat Gallagher	Chairman, President and Chief Executive Officer

• Doug Howell	Chief Financial Officer

• Jim Gault	Corporate VP and Chairman - Global P/C Brokerage

• Jim Durkin	Corporate VP and Chairman - Employee Benefit Consulting and Brokerage

• Tom Gallagher	Corporate VP and CEO - Global P/C Brokerage

Recent leadership changes. In November 2016, Jim Gault was promoted to the role of Chairman - Global P/C Brokerage, and Tom Gallagher, who was Chairman - International Brokerage, assumed the role of CEO - Global P/C Brokerage. In January 2017, Jim Durkin was promoted to the role of Chairman - Employee Benefit Consulting and Brokerage.

Non-GAAP financial measures. For additional information regarding the non-GAAP financial measures referred to in this Proxy Statement (EBITAC, EBITDAC, adjusted EBITDAC margin, and organic revenue growth), including reconciliations to the most directly comparable GAAP financial measures, see Exhibit B.

2016 Financial Results

The company delivered strong results in 2016. We remained focused on the four components of our long-term strategy: (i) organic growth; (ii) mergers and acquisitions; (iii) quality and productivity; and (iv) maintaining our unique culture. Executing on these strategies, we achieved revenue growth of 5% (to $4.25 billion) and EBITAC growth of 17% (to $923.0 million) in our combined brokerage and risk management segments.

Additional highlights of our 2016 performance include the following:

•	We achieved organic revenue growth of 3.1% for the combined brokerage and risk management segments.

•	We increased our adjusted EBITDAC margin for the combined brokerage and risk management segments from 24.8% to 25.3%.

•	We completed 37 acquisitions, representing $138 million in acquired annualized revenue.

•	We funded our acquisition program from free cash flow and debt, using zero shares (after share repurchases).

Our stock price increased from $40.94 to $51.96, resulting in total return to stockholders (including dividends) of 31.1%. This performance compares favorably to the S&P 500 and S&P 500 Financials indices, which increased 12.0% and 22.6%, respectively. The Compensation Committee views these as excellent results.

2017 PROXY STATEMENT	25

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Program

The Compensation Committee believes that our compensation program for named executive officers is balanced and reasonable and helps us retain and motivate highly talented business leaders through a range of economic cycles. We reward performance by emphasizing a balance of short- and long-term compensation vehicles. Annual cash incentives are awarded based on achievement of financial performance metrics and the Committee’s assessment of individual performance. Further details on the principles and objectives of our compensation program are set forth below.

Principle	Features of Compensation Program Aligned to Principle

Pay-for-Performance

•   Our program emphasizes at-risk incentive award opportunities, which are tied to specified financial objectives.

•   Our annual incentive program is based primarily on the achievement of key company performance objectives set by the Compensation Committee.

•   Our long-term incentive program awards are tied to a combination of stock price performance and achievement of performance objectives established by the Compensation Committee.

Attract and Retain World-Class Talent

•   Compensation elements and award opportunities are designed to position us to compete effectively for insurance, business, financial or other executive talent.

•   The Compensation Committee engages a compensation consultant to conduct a market assessment to ensure that our program is highly competitive.

•   High performers are awarded with above-target pay when company performance goals are exceeded.

Stockholder Alignment

•   We align the long-term financial interests of our named executive officers and stockholders through (i) performance share units, stock options and restricted stock units with long vesting periods and (ii) our Deferred Equity Participation Plan, which encourages retention and alignment with long-term stockholder interests by requiring our named executive officers to remain employed with us through at least age 62 in order to vest in their awards.

•   Pursuant to stock ownership guidelines, senior executives own significant amounts of Gallagher stock throughout the term of their employment (6 times salary for CEO, 4 times for CFO and 3 times for other NEOs).

Committee Discretion

•   While annual incentive awards are determined primarily based on achievement of company performance objectives, the Compensation Committee exercises negative discretion when necessary to adjust awards based on factors such as individual or business unit performance, changes in economic or business conditions or similar unanticipated occurrences.

26	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Key Pay and Governance Practices

The Compensation Committee continually evaluates developing practices in executive compensation and governance and considers modifications to our executive compensation program that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with long-term stockholder interests. The following charts summarize certain of our key pay and governance practices.

What We Do:
Double-trigger change-in-control agreements
Our 2017 Long-Term Incentive Plan requires the Board to approve any accelerated payouts on a change in control (i.e., no longer single-trigger)
PSUs with three-year performance period beginning in 2017

Minimum vesting requirements for equity awards (equity plans specify minimum of three years for full value awards granted to employees and one year for stock options; in practice, PSUs cliff vest in three years, stock options vest ratably over years three through five, and RSUs cliff vest in five years)

Robust stock ownership guidelines for executive officers and directors
Clawback policy in our Governance Guidelines affecting equity and cash incentive awards

What We Don’t Do:
No single-trigger change-in-control payments in either the 2017 Long-Term Incentive Plan or our change in control agreements
No guaranteed incentive awards for senior executives
No employment agreement with any of our NEOs
No pledging of common stock by executive officers and directors without prior approval
No hedging of common stock by executive officers and directors
No excessive perquisites or related tax gross-ups
No new excise tax gross-ups upon change in control
No stock option repricing, stock option cash buyouts, or liberal share recycling in equity plans

2016 Say-on-Pay Advisory Vote and Stockholder Outreach

Our Board of Directors pays close attention to the views of our stockholders, including the 89% “say on pay” approval rate our compensation program received in 2016, when making determinations regarding corporate governance and executive compensation.

In addition, members of our management team engaged with stockholders representing approximately 50% of our outstanding shares to discuss corporate governance and executive compensation matters. Based in part on feedback we received from our stockholders, the Compensation Committee made certain changes to our compensation program for 2017. These changes, which will be reflected in next year’s Proxy Statement, include the following:

•	Performance share unit awards will be based on a new performance measure, growth in adjusted EBITDAC per share, and will be subject to a three-year, rather than one-year, performance period. The Compensation Committee believes this new performance measure is responsive to stockholder preference for a longer performance period and additional accountability around the use of shares in acquisitions.

•	Our annual cash incentive awards for named executive officers will be based on a combination of adjusted revenue growth and adjusted EBITDAC growth. Maximum payouts will be calculated using a more formulaic approach than in prior years, using a two metric payout grid. Final awards will remain subject to downward adjustment in the Compensation Committee’s discretion.

2017 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

2016 Compensation

Components of Compensation for Named Executive Officers

Compensation Element	Objective	Key Features

Base Salary	Compensate named executive officers for fulfilling the regular duties and responsibilities of their positions	Base salary may be increased from time to time based on job performance, promotion into a new role, expansion of duties, or market conditions

Annual Cash Incentives	Reward strong operational and financial performance that further short-term strategic objectives

Annual cash incentives are determined based on the company’s achievement of performance measures tied to revenue and EBITAC growth and the Compensation Committee’s assessment of individual performance

See below for more information

Long-Term Incentives Performance share units (PSUs), stock options and restricted stock units	Tie a significant portion of compensation to our long- term performance, promote retention of named executive officers and align the financial interests of named executive officers with those of stockholders

Long-term incentive opportunities are considered at-risk. They are greater for named executive officers with a greater direct impact on long-term company performance

PSUs, stock options and restricted stock units each tie named executive officers’ long-term wealth creation to the performance of our stock and provide multi-year vesting and overlapping maturity

See pages 29-30 for more information

Deferred Equity Participation Plan (DEPP)	Promote retention of named executive officers and align their financial interests with those of stockholders

Vesting of awards is delayed until named executive officers reach age 62, and for one-year increments after such age

Each NEO has made an irrevocable election to invest their awards in a fund representing our common stock

See page 35 for more information

2016 Performance Measures for Annual Cash Incentives

The Compensation Committee administers our annual cash incentive plan using performance measures approved by stockholders under our Senior Management Incentive Plan (SMIP), which was last approved in 2015. The performance objectives selected by the Compensation Committee for 2016 were revenue and EBITAC growth. The committee believes that these objectives measure performance against key components of our long-term strategy: organic revenue growth, mergers and acquisitions, and productivity and quality. The committee also believes that revenue and EBITAC growth are key drivers of our stock price.

For 2016 SMIP awards, the Compensation Committee established performance thresholds for funding and for maximum awards. To determine final award amounts, the committee assessed each NEO’s individual performance, placing strong emphasis on the NEO’s contributions to the company’s overall performance. Target award opportunities are 150% of base salary for our CEO and 100% of base salary for our other NEOs. Maximum awards under the plan are 150% of these target award opportunities (i.e., 225% of base salary for our CEO and 150% of base salary for our other NEOs). The company-wide performance measures and thresholds approved by the committee for 2016, and our actual achievement against these measures, are set forth below.

Measure	Minimum Performance	Performance Required for Maximum Awards	Actual 2016 Performance

Revenue – for the combined brokerage and risk management segments.	$3.00 billion	$4.25 billion (5% above 2015)	$4.25 billion (5% above 2015)

EBITAC – for the combined brokerage and risk management segments.	$250.0 million	$865.3 million (10% above 2015)	$923.0 million (17% above 2015)

Based on our 2016 performance, each NEO qualified for a maximum award of 150% of target.

28	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2016 Performance Measure for Performance Share Units (PSUs)

To encourage a focus on increasing our core earnings, the number of PSUs granted in 2016 that were actually earned following the completion of the 2016 performance year was based on EBITAC growth thresholds set by the Compensation Committee (see the table below). PSUs earned in 2016 will cliff vest on the third anniversary of the date of grant and settle in shares.

EBITAC Growth	Percentage of Target Award Earned

15% or greater	100% of target award

5% to 15%	Amount interpolated between 50% and 100% of target award on a straight-line basis

5.0%	50% of target award

Less than 5.0%	0%

Based on our 2016 EBITAC growth of 17%, each NEO earned 100% of his provisionally granted PSUs.

2016 Compensation Actions

Pat Gallagher	Compensation

Chairman and CEO Age: 65 Gallagher tenure: 43 years

Based on Pat Gallagher’s and the company’s performance, the Compensation Committee made the following compensation decisions for 2016:

Base salary – remained the same, at $1,000,000.

Annual cash incentive – $2,250,000, the maximum award.

Equity award – target value of $1,250,000, 60% in PSUs and 40% in stock options. Based on our 2016 performance (EBITAC growth of 17% against a 15% goal), 100% of his granted PSUs were earned.

DEPP award – $900,000.

Over the past three years, our total return to stockholders (including dividends) was 21.9%, while Pat Gallagher’s compensation increased by 24.3%. The Compensation Committee believes Mr. Gallagher’s compensation is appropriately aligned with our long-term total return to stockholders.

Performance

The Compensation Committee believes that Pat Gallagher performed extremely well in 2016, leading the company to 5% revenue growth and 17% EBITAC growth in our combined brokerage and risk management segments. Gallagher’s total return to stockholders in 2016 was 31.1%. In addition to these outstanding results, the committee specifically recognized the following aspects of Mr. Gallagher’s performance:

Organic growth. The company achieved 3.1% of organic revenue growth during the year, 3.6% in the brokerage segment and 1.3% in the risk management segment.

Mergers and acquisitions. The company completed 37 acquisitions representing $138 million in acquired annualized revenue.

Quality and productivity. The company increased its adjusted EBITDAC margin from 24.8% to 25.3%.

Capital management. Clean energy investments contributed $114 million to net earnings; the company returned $272 million to stockholders as dividends; no shares were issued for acquisitions (after stock repurchases); the company maintained significant liquidity; and the company remained well within its debt covenants.

2017 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

Doug Howell	Compensation

Chief Financial Officer Age: 55 Gallagher tenure: 14 years

Based on Doug Howell’s and the company’s performance, the Compensation Committee made the following compensation decisions for 2016:

Base salary – increased from $750,000 to $850,000.

Annual cash incentive – $1,275,000, the maximum award.

Equity award – target value of $850,000, 50% PSUs, 25% stock options, and 25% restricted stock units. Based on our 2016 performance (EBITAC growth of 17% against a 15% goal), 100% of his granted PSUs were earned.

DEPP award – $450,000.

Performance

The Compensation Committee assessed Doug Howell’s performance in light of the company’s overall performance as described above for Pat Gallagher.

In addition, the committee recognized Mr. Howell’s leadership of expense saving initiatives critical to increasing our adjusted EBITDAC margin, successful debt placements including favorable debt-covenant modifications, the successful execution and financing of our bolt-on acquisition program using only cash and debt, and significant growth in our tax-advantaged clean energy investments earnings.

Jim Gault	Compensation

Chairman – Global P/C Brokerage Age: 65 Gallagher tenure: 43 years

Based on Jim Gault’s and the company’s performance, the Compensation Committee made the following compensation decisions for 2016:

Base salary – remained the same, at $800,000.

Annual cash incentive – $1,200,000, the maximum award.

Equity award – target value of $600,000, 50% PSUs and 50% stock options. Based on our 2016 performance (EBITAC growth of 17% against a 15% goal), 100% of his granted PSUs were earned.

DEPP award – $400,000.

Performance

The Compensation Committee considered that Jim Gault’s division achieved 4.4% revenue growth, to $2.36 billion, and 27.1% EBITAC growth, to $523.3 million. In addition, the committee recognized him for achieving substantial new business sales (an internal measure of new business production) and for his leadership of the division’s strong acquisition program.

Jim Durkin	Compensation

Chairman – Employee Benefit Consulting and Brokerage Age: 67 Gallagher tenure: 41 years

Based on Jim Durkin’s and the company’s performance, the Compensation Committee made the following compensation decisions for 2016:

Base salary – remained the same, at $725,000.

Annual cash incentive – $1,087,500, the maximum award.

Equity award – target value of $543,750, 50% PSUs and 50% stock options. Based on our 2016 performance (EBITAC growth of 17% against a 15% goal), 100% of his granted PSUs were earned.

DEPP award – $400,000.

Performance

The Compensation Committee considered that Jim Durkin’s division achieved 10.6% revenue growth, to $889.2 million, and 8.4% EBITAC growth, to $233.7 million. In addition, the committee recognized him for his leadership in deploying a sales development program and his division’s strong acquisition program.

Tom Gallagher	Compensation

CEO – Global P/C Brokerage Age: 58 Gallagher tenure: 37 years

Based on Tom Gallagher’s and the company’s performance, the Compensation Committee made the following compensation decisions for 2016:

Base salary – increased from $700,000 to $750,000, his first increase since 2011.

Annual cash incentive – $1,125,000, the maximum award.

Equity award – target value of $562,500, 50% PSUs and 50% stock options. Based on our 2016 performance (EBITAC growth of 17% against a 15% goal), 100% of his granted PSUs were earned.

DEPP award – $400,000.

Performance

Tom Gallagher was promoted to his current role in November 2016. The committee assessed his performance based on his prior role as leader of the international brokerage division. In a difficult pricing environment, and with an adverse foreign exchange impact, that division declined 0.4% in revenue, to $1.19 billion, but through expense management and productivity initiatives, achieved 72.5% EBITAC growth, to $210.1 million. In addition, the committee recognized him for his leadership in overseeing improvements to our governance and risk management processes in our UK business and instilling the Gallagher culture in our international operations.

30	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decision-Making Process

The Compensation Committee is responsible for determining compensation opportunities for our named executive officers, establishing the annual total value to be transferred through our long-term incentive plans, setting thresholds, targets and maximum awards for incentive compensation, and approving final award amounts. To determine compensation opportunities for our named executive officers, the Compensation Committee takes into account the compensation objectives noted earlier under Compensation Elements, compensation data for our comparison groups, trends in the financial service and insurance brokerage sectors, and developing practices, as well as internal factors such as the strategic value of a given role, impact on our financial results, internal pay equity and accounting considerations.

Tally Sheets

The Compensation Committee also carefully considers the data compiled in a tally sheet prepared by management for each named executive officer. Tally sheets provide:

•	a comprehensive view of our compensation payout exposure under various termination scenarios (for example, voluntary or involuntary termination, retirement, and change in control);

•	details regarding all compensation, benefits and perquisites delivered to our named executive officers during the most recent three-year period and a projection for the coming year; and

•	a three-year analysis of equity and deferred compensation, which provides insight into total wealth accumulation for each officer, as well as the sensitivity of these figures to changes in our stock price.

This information provides a comprehensive context in which the Compensation Committee can determine the appropriate type and amount of compensation for each named executive officer.

Role of the CEO

At the beginning of each year, Pat Gallagher proposes performance objectives for the company and himself. The Compensation Committee and the Board review these objectives with Mr. Gallagher and make modifications as necessary. Following this review and discussion, the Compensation Committee and the Board finalize and approve the objectives for Mr. Gallagher and the company. The objectives include both quantitative financial measurements and qualitative strategic and operational considerations that focus on factors Mr. Gallagher and the Board believe create long-term stockholder value. Mr. Gallagher reviews and discusses preliminary considerations regarding his own compensation with the Compensation Committee but does not participate in the Compensation Committee’s final determination of his compensation. Mr. Gallagher also reviews the performance of each other named executive officer and presents a summary of these performance reviews to the Compensation Committee, along with preliminary recommendations regarding salary adjustments, if any, and annual award amounts.

Role of the Compensation Consultant

The Compensation Committee retained Sibson Consulting (Sibson) as its independent executive compensation consultant. In connection with its engagement, Sibson reviewed 2016 proxy season results and implications for our pay practices; assisted in the review and confirmation of our peer group for executive compensation and performance review purposes; advised the Compensation Committee in connection with the new equity plan described in this Proxy Statement; provided updates on emerging executive compensation trends, including proxy advisory firm and regulatory developments; and reviewed and assessed all elements of our pay programs for executive officers, including the competitiveness of pay levels and incentive program design. The Compensation Committee assessed Sibson’s independence pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Sibson from serving as an independent consultant to the Compensation Committee.

Tax Considerations

Section 162(m) of the Code limits the deductibility for Federal income tax purposes of certain compensation payable in a taxable year to certain of our named executive officers to the extent that such compensation exceeds $1 million. However, certain types of compensation are not subject to that limitation, including compensation that meets the requirements under Section 162(m) for “qualified performance-based compensation.” Our 2014 Long-Term Incentive Plan, and the 2017 Long-Term Incentive Plan described in this Proxy Statement, are structured to permit, but not require, the Compensation Committee to award compensation that meets the requirements for “qualified performance-based compensation.” However, the Compensation Committee has on rare occasions authorized the payment of nondeductible compensation and expressly reserves the right to do so in the future when appropriate. We make no representation that the compensation of our named executive officers will be fully deductible for Federal income tax purposes.

2017 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

Comparative Market Assessment

The Compensation Committee reviews compensation data from two different comparison groups as a market reference for its named executive officer compensation decisions.

Survey Comparison Group

The Compensation Committee uses the Survey Comparison Group as a reference point for individual pay levels.

This group consists of insurance and general industry companies similar to us in terms of total assets, revenue or number of employees. In 2016, the Compensation Committee reviewed pay data from two published surveys, Executive Compensation Survey conducted by Mercer and Top Management Industry Compensation Survey conducted by Willis Towers Watson.

When available, information for individual positions was drawn from the “Insurance – Non Healthcare” category; otherwise, general industry data was used. The Compensation Committee also reviewed general industry long-term incentive target award data from both surveys.

Proxy Comparison Group

The Compensation Committee uses the Proxy Comparison Group primarily as a reference point for our compensation plan structure, pay mix, and general equity granting practices, and to a lesser extent as a reference point for individual pay levels.

This group is focused on our direct competitors for executive talent rather than companies of comparable size. The members of this group are selected from the insurance industry (brokers and carriers), and from professional and financial services companies that may compete with us for executive talent or in specific lines of business.

The companies listed below under “Insurance Brokers” compete with us the most directly and are the most relevant members of this comparison group. However, Aon, Marsh & McLennan, and Willis Towers Watson are significantly larger than we are in revenue, number of employees, insurance premiums written, value of claims paid, assets and/or market capitalization. This is why the Compensation Committee does not primarily rely on this group as a reference point for individual pay levels.

The companies set forth below were used for the 2016 analysis. The only changes compared to 2015 were: (i) the merger of Willis Group Holdings Ltd. and Towers Watson & Co., both of which were in our 2015 peer group, to form Willis Towers Watson plc; and (ii) the addition of Markel Corp. to maintain the size of the comparison group.

Insurance Brokers

Aon plc

Brown & Brown, Inc.

Marsh & McLennan Companies, Inc.

Willis Towers Watson plc

Insurance Carriers

American Financial Group Inc.

Arch Capital Group Ltd.

Axis Capital Holdings Ltd.

W.R. Berkley Corp.

CNA Financial Corp.

Markel Corp.

Old Republic International Corp.

Unum Group

XL Capital Plc

Professional / Financial Services Firms

Fidelity National Financial, Inc.

Raymond James Financial, Inc.

Results of the Comparative Market Assessment

In 2016, the Compensation Committee examined the total direct compensation opportunity (base salary, annual cash incentives and long-term incentives) for each named executive officer, as well as each individual element of compensation. Data from the Survey Comparison Group and Proxy Comparison Group were used as a market reference for compensation decisions. The Compensation Committee does not target total compensation to a specific percentile of comparison group compensation. The review of comparison group data showed that aggregate base salaries and annual cash incentive opportunities for our named executive officer group approximate the median for similarly situated named executive officer groups. The data also showed that our named executive officer group’s aggregate long-term incentive compensation opportunity, and total direct compensation, are below our comparison peers’ median. Pat Gallagher’s total direct compensation is significantly below the median for similarly situated CEOs in the Proxy Comparison Group.

32	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee oversees the company’s compensation program for named executive officers on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above.

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the company’s 2017 Proxy Statement and incorporated by reference in its 2016 Annual Report on Form 10-K, which it files with the SEC.

COMPENSATION COMMITTEE

Elbert O. Hand (Chair)

Sherry S. Barrat

D. John Coldman

David S. Johnson

Kay W. McCurdy

2017 PROXY STATEMENT	33

Executive Compensation Tables

2016 Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)(8)	Total ($)

Pat Gallagher Chairman, President and Chief Executive Officer	2016	1,000,000	—	823,934	531,505	2,250,000	37,215	1,096,513	5,739,167
	2015	1,000,000	—	727,178	471,750	2,250,000	0	1,018,383	5,467,311
	2014	1,000,000	—	628,058	683,033	2,250,000	95,802	969,885	5,626,778

Doug Howell Chief Financial Officer	2016	850,000	—	701,546	225,615	1,275,000	1,638	572,447	3,626,246
	2015	750,000	—	547,115	176,675	1,125,000	0	610,700	3,209,490
	2014	750,000	—	567,128	591,253	1,125,000	4,657	588,938	3,626,976

Jim Gault Corporate VP, Chairman – Global P/C Brokerage	2016	800,000	—	330,011	318,565	1,200,000	35,073	521,918	3,205,567
	2015	800,000	200,000	290,871	283,050	800,000	0	551,649	2,925,570
	2014	800,000	—	281,220	306,254	1,200,000	90,289	533,117	3,210,880

Jim Durkin Corporate VP, Chairman – Employee Benefit Consulting and Brokerage	2016	725,000	—	299,414	288,990	1,087,500	41,420	532,067	2,974,391
	2015	725,000	—	263,169	256,225	1,087,500	5,256	506,046	2,843,196
	2014	725,000	—	257,785	278,237	1,087,500	86,888	487,396	2,922,806

Tom Gallagher Corporate VP, CEO – Global P/C Brokerage	2016	750,000	—	310,341	299,130	1,125,000	28,886	2,115,624	4,628,981
	2015	700,000	525,000	253,935	247,900	350,000	0	1,175,265	3,252,100
	2014	700,000	—	246,068	267,610	1,050,000	81,200	645,854	2,990,732

(1)	Principal positions are as of the date of the filing of this Proxy Statement.

(2)	Amounts in this column are reported for the year in which they are earned, regardless of the year in which they are paid.

(3)	This column includes the full grant date fair value of PSUs and restricted stock units granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The amounts reported in this column for PSUs granted during each fiscal year represent the value of each award at the grant date based upon the probable outcome of the performance conditions under the program, determined in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For a discussion of PSUs, see page 29. For additional information on the valuation assumptions with respect to stock grants, refer to Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	This column represents the full grant date fair value of stock option awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeiture is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to option grants, refer to Note 9 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016.

(5)	This column represents annual performance-based cash incentives awarded under the SMIP related to services rendered in 2014, 2015 and 2016. Awards are reported for the year in which they are earned, regardless of the year in which they are paid. These awards were paid fully in cash in April of 2015 and 2016, and expected to be paid in April 2017, respectively.

(6)	The amounts shown in this column represent the aggregate change in actuarial present value of each named executive officer’s benefits under our pension plan, except where such change is a negative value. When that is the case, SEC rules require that a zero be included in this table. In 2015, such figures were as follows(where applicable): Pat Gallagher – $(419); Doug Howell – $(557); Jim Gault – $(395); and Tom Gallagher – $(7,851).

(7)	The 2014 and 2015 amounts for Tom Gallagher have been revised to include Expatriate Benefits ($96,209 and $201,746, respectively) and Non-U.S. Tax Reimbursements ($91,440 and $509,832, respectively), which were not included in previous disclosures. The 2016 amount for these two categories was $909,052 greater than the 2015 amount (see the table below in footnote (8)).

34	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

(8)	For 2016, includes the following:

Named Executive Officer	DEPP Awards* ($)	Supplemental Plan Match** ($)	401(k) Match*** ($)	Corporate Auto & Insurance ($)	Financial Advisory Services ($)	Expatriate Benefits ($) (i)	Non-U.S. Tax Reimbursements ($) (ii)	Club Memberships Not Exclusively For Business Use, Cell Phone Allowance, Non Employee Travel ($)

Pat Gallagher	900,000	149,250	13,250	8,292	—	—	—	25,721

Doug Howell	450,000	85,500	13,250	8,292	15,325	—	—	80

Jim Gault	400,000	76,750	13,250	5,892	12,771	—	—	13,255

Jim Durkin	400,000	77,375	13,250	8,292	15,325	—	—	17,825

Tom Gallagher	400,000	68,000	13,250	4,692	—	227,848	1,395,116	6,718

(i)	Amounts reported in this column represent benefits in connection with expatriate assignments, including host housing and U.S. tax gross-ups. These expatriate expenses were valued on the basis of the aggregate incremental cost to the company and represent the amount accrued for payment or paid to the service provider.

(ii)	Amounts reported in this column represent non-U.S. tax reimbursements related to expatriate assignments.

*Deferred Equity Participation Plan (DEPP)

Deferred cash awards under the DEPP are nonqualified deferred compensation awards under Section 409A of the Internal Revenue Code. Each named executive officer has made an irrevocable election to have such awards deemed invested in a fund representing shares of our common stock. Awards under the DEPP do not vest until participants reach age 62 (or the one-year anniversary of the date of grant for participants over the age of 61, which include Pat Gallagher, Jim Gault and Jim Durkin). Accordingly, amounts in the plan are subject to forfeiture in the event of a voluntary termination of employment prior to age 62 (or the minimum one-year vesting period). Awards deemed invested in our common stock provide an incentive for our named executive officers to manage our company for earnings growth and total shareholder return. In addition, the deferred realization of these awards encourages retention of our named executive officers until a normal retirement age, and for one-year increments after such age.

**Supplemental Savings and Thrift Plan (Supplemental Plan) Match

The Supplemental Plan allows certain highly compensated employees (those with compensation greater than an amount set annually by the IRS) to defer up to 80% of their base salary and annual cash incentive payment. We match any deferrals of salary and annual cash incentive payments on a dollar-for-dollar basis up to the lesser of (i) the amount deferred or (ii) 5% of the employee’s regular earnings minus the maximum contribution that we could have matched under the 401(k) Plan. All such cash deferrals and match amounts may be deemed invested, at the employee’s election, in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock. Such employees may also defer restricted stock units and PSUs, but these deferrals are not subject to company matching. Amounts held in the Supplemental Plan accounts are payable as of the employee’s termination of employment, or at such other time as the employee elects in advance of the deferral, subject to certain exceptions set forth in IRS regulations.

***401(k) Match

Under our 401(k) Savings and Thrift Plan (401(k) Plan), a tax qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of their earnings on a before-tax or after-tax basis into their 401(k) Plan accounts, subject to limitations imposed by the Internal Revenue Service (IRS). Under the 401(k) Plan, we match an amount equal to one dollar for every dollar an employee contributes on the first 5% of his or her regular earnings. The 401(k) Plan has other standard terms and conditions.

2017 PROXY STATEMENT	35

EXECUTIVE COMPENSATION TABLES

2016 Grants of Plan-Based Awards

Name	Plan		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Pat Gallagher	LTIP	(1)	3/17/16	—	—	—	—	—	—	—	62,900	43.71	531,505

	LTIP	(3)	3/17/16	—	—	—	9,425	18,850	18,850	—	—	—	823,934

	SMIP	(4)	N/A	N/A	1,500,000	2,250,000	—	—	—	—	—	—	N/A

Doug Howell	LTIP	(1)	3/17/16	—	—	—	—	—	—	—	26,700	43.71	225,615

	LTIP	(2)	3/17/16	—	—	—	—	—	—	5,350	—	—	233,849

	LTIP	(3)	3/17/16	—	—	—	5,350	10,700	10,700	—	—	—	467,697

	SMIP	(4)	N/A	N/A	850,000	1,275,000	—	—	—	—	—	—	N/A

Jim Gault	LTIP	(1)	3/17/16	—	—	—	—	—	—	—	37,700	43.71	318,565

	LTIP	(3)	3/17/16	—	—	—	3,775	7,550	7,550	—	—	—	330,011

	SMIP	(4)	N/A	N/A	800,000	1,200,000	—	—	—	—	—	—	N/A

Jim Durkin	LTIP	(1)	3/17/16	—	—	—	—	—	—	—	34,200	43.71	288,990

	LTIP	(3)	3/17/16	—	—	—	3,425	6,850	6,850		—	—	299,414

	SMIP	(4)	N/A	N/A	725,000	1,087,500	—	—	—	—	—	—	N/A

Tom Gallagher	LTIP	(1)	3/17/16	—	—	—	—	—	—	—	35,400	43.71	299,130

	LTIP	(3)	3/17/16	—	—	—	3,550	7,100	7,100	—	—	—	310,341

	SMIP	(4)	N/A	N/A	750,000	1,125,000	—	—	—	—	—	—	N/A

(1)	Stock options under our 2014 Long-Term Incentive Plan, vesting one-third on each of the third, fourth and fifth anniversaries of the grant date.

(2)	Restricted stock units under our 2014 Long-Term Incentive Plan, vesting on the fifth anniversary of the grant date.

(3)	The range of possible awards each NEO would have been eligible to receive on the third anniversary of the grate date related to performance share units under our 2014 Long-Term Incentive Plan. See page 29.

(4)	The amounts in this line represent the range of possible annual cash incentive award the named executive officer was eligible to receive in April 2017, related to 2016 performance under the SMIP. The amounts were subject to performance criteria and subject to the Compensation Committee’s downward discretion. There was no threshold payout level for these awards for 2016. The amounts actually awarded to each NEO are reported in the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation Table and are more fully discussed in footnote (5) thereto.

36	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards (1)					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)

Pat Gallagher	5/15/07	16,667	0	28.65	5/14/17	—	—

	3/5/08	17,762	0	23.76	3/4/18	—	—

	3/2/10	50,750	0	24.13	3/1/17	—	—

	3/8/11	25,600	0	30.95	3/7/18	—	—

	3/16/12	23,067	11,533	35.71	3/15/19	—	—

	3/13/13	11,901	23,799	39.17	3/12/20	—	—

	3/12/14	0	70,700	46.87	3/11/21	—	—

	3/11/15	0	51,000	46.17	3/10/22	—	—

	3/17/16	0	62,900	43.71	3/16/23	—	—

						52,214	2,713,039

Doug Howell	5/15/07	11,375	0	28.65	5/14/17	—	—

	10/18/07	45,000	5,000	27.94	10/17/17	—	—

	3/5/08	6,061	0	23.76	3/4/18	—	—

	3/8/11	10,200	0	30.95	3/7/18	—	—

	3/16/12	9,067	4,533	35.71	3/15/19	—	—

	3/13/13	6,667	13,333	39.17	3/12/20	—	—

	3/12/14	0	61,200	46.87	3/11/21	—	—

	3/11/15	0	19,100	46.17	3/10/22	—	—

	3/17/16	0	26,700	43.71	3/16/23	—	—

						45,156	2,346,306

Jim Gault	3/5/08	8,082	0	23.76	3/4/18	—	—

	3/8/11	11,600	0	30.95	3/7/18	—	—

	3/16/12	10,601	5,299	35.71	3/15/19	—	—

	3/13/13	5,334	10,666	39.17	3/12/20	—	—

	3/12/14	0	31,700	46.87	3/11/21	—	—

	3/11/15	0	30,600	46.17	3/10/22	—	—

	3/17/16	0	37,700	43.71	3/16/23	—	—

						22,475	1,167,801

Jim Durkin	3/5/08	1,270	0	23.76	3/4/18	—	—

	3/2/10	6,900	0	24.13	3/1/17	—	—

	3/8/11	10,400	0	30.95	3/7/18	—	—

	3/16/12	9,467	4,733	35.71	3/15/19	—	—

	3/13/13	4,867	9,733	39.17	3/12/20	—	—

	3/12/14	0	28,800	46.87	3/11/21	—	—

	3/11/15	0	27,700	46.17	3/10/22	—	—

	3/17/16	0	34,200	43.71	3/16/23	—	—

						20,452	1,062,686

2017 PROXY STATEMENT	37

EXECUTIVE COMPENSATION TABLES

	Option Awards (1)					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)

Tom Gallagher	3/2/10	8,276	0	24.13	3/1/17	—	—

	3/8/11	11,500	0	30.95	3/7/18	—	—

	3/16/12	10,134	5,066	35.71	3/15/19	—	—

	3/13/13	7,101	14,199	39.17	3/12/20	—	—

	3/12/14	0	27,700	46.87	3/11/21	—	—

	3/11/15	0	26,800	46.17	3/10/22	—	—

	3/17/16	0	35,400	43.71	3/16/23	—	—

						20,910	1,086,484

(1)	Stock options vest in accordance with the following vesting schedules:

Grant Dates	One-tenth vest each:

10/18/07	January 1 st of each year starting January 1, 2008 with the last vesting date on January 1, 2017

Grant Dates	One-fifth vest on each of:

5/15/07	May 15, 2008, May 15, 2009, May 15, 2010, May 15, 2011 and May 15, 2012

3/5/08	March 5, 2009, March 5, 2010, March 5, 2011, March 5, 2012 and March 5, 2013

3/2/10	March 2, 2011, March 2, 2012, March 2, 2013, March 2, 2014 and March 2, 2015

3/8/11	March 8, 2012, March 8, 2013, March 8, 2014, March 8, 2015 and March 8, 2016

Grant Dates	One-third vest on each of:

3/16/12	March 16, 2015, March 16, 2016 and March 16, 2017

3/13/13	March 13, 2016, March 13, 2017 and March 13, 2018

3/12/14	March 12, 2017, March 12, 2018 and March 12, 2019

3/11/15	March 11, 2018, March 11, 2019 and March 11, 2020

3/17/16	March 17, 2019, March 17, 2020 and March 17, 2021

38	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

(2)	The following table provides information with respect to the vesting of each named executive officer’s unvested restricted stock units and performance share units as of December 31, 2016:

Vesting Dates	Type of award	Pat Gallagher	Doug Howell	Jim Gault	Jim Durkin	Tom Gallagher

3/13/17	Restricted Stock Units*	4,900	5,500	2,900	2,650	3,300

3/12/18	Restricted Stock Units*	—	4,050	—	—	—

3/11/20	Restricted Stock Units*	—	3,950	—	—	—

3/17/21	Restricted Stock Units*	—	5,350	—	—	—

3/12/17	Performance Share Units**	13,400	8,050	6,000	5,500	5,250

3/11/18	Performance Share Units**	15,064	7,556	6,025	5,452	5,260

3/17/19	Performance Share Units**	18,850	10,700	7,550	6,850	7,100

Total		52,214	45,156	22,475	20,452	20,910

*	Restricted stock units granted in 2013 and 2014 (vesting four years from the date of grant), and 2015 and 2016 (vesting five years from the date of grant).

**	Performance share units (PSUs) granted in 2014, 2015 and 2016 and earned based on our performance in 2014, 2015 and 2016, respectively. See page 29 for information regarding PSUs.

(3)	The amounts in this column are based on a closing stock price of $51.96 for our common stock on December 31, 2016.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)(2)	Value Realized on Vesting ($) (1)(2)

Pat Gallagher	25,897	516,904	27,632	1,242,465

Doug Howell	11,590	286,913	10,887	492,738

Jim Gault	20,333	484,420	11,657	523,744

Jim Durkin	—	—	10,498	471,816

Tom Gallagher	6,469	165,115	7,050	313,581

(1)	These columns reflect the vesting of restricted stock units and awards under our Performance Unit Program (see below for information regarding this program). Restricted stock units awarded on March 16, 2012 vested on March 16, 2016, with value realized of $42.97 per share plus accrued cash dividend equivalents.

Performance Unit Program (PUP)

PSUs took the place of PUP awards for NEOs in 2014. The Compensation Committee granted provisional awards, in the form of units, and the portion of PUP awards actually earned was based on an EBITAC growth threshold set by the Compensation Committee. PUP awards cliff vest on the third anniversary of the first day of the year in which the awards were granted. PUP awards settle in cash and pay out based on the trailing twelve month average price of our common stock for the calendar year prior to the vesting date (the TTM Price). The TTM Price is subject to an upper limit of 150% and a lower limit of 50% of our stock price on the date of grant. The final PUP award for NEOs was in 2013 and vested on January 1, 2016. Based on our 2013 EBITAC performance, 100% of the 2013 PUP award opportunity was earned, with value realized in 2016 of $45.77 per unit.

(2)	Pursuant to the terms of the Supplemental Plan (see page 35), Doug Howell deferred receipt of 5,963 shares related to the March 16, 2016 vesting of restricted stock units he was awarded on March 16, 2012. He elected a lump-sum distribution in July 2022.

2017 PROXY STATEMENT	39

EXECUTIVE COMPENSATION TABLES

2016 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

Pat Gallagher	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	687,888

Doug Howell	Arthur J. Gallagher & Co. Employees’ Pension Plan	1	22,214

Jim Gault	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	648,301

Jim Durkin	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	739,109

Tom Gallagher	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	430,251

We maintain the Arthur J. Gallagher & Co. Employees’ Pension Plan (the Pension Plan) which is qualified under the Internal Revenue Code and which historically covered substantially all domestic employees. In 2005, we amended the Pension Plan to freeze the accrual of future benefits for all domestic employees effective July 1, 2005. Benefits under the Pension Plan are based upon the employee’s highest average annual earnings for a five calendar-year period with us and are payable after retirement in the form of an annuity or a lump sum. The maximum amount of annual earnings that may be considered in calculating benefits under the Pension Plan is $210,000 (the maximum amount of annual earnings allowable by law in 2005, the last year that benefits accrued under the Pension Plan).

Benefits under the Pension Plan are calculated as an annuity equal to 1% of the participant’s highest annual average earnings multiplied by years of service, and commencing upon the participant’s retirement on or after age 65. The maximum benefit under the pension plan upon retirement would be $53,318 per year, payable at age 65 in accordance with IRS regulations. Participants also may elect to commence their pensions anytime on or after attaining age 55 if they retire prior to age 65, with an actuarial reduction to reflect the earlier commencement date, ranging from 54% at age 55 to no reduction at age 65. Except for Doug Howell, all of our named executive officers are eligible to take this early retirement option. For additional information on the valuation assumptions with respect to pensions, refer to Note 12 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016.

2016 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year End ($) (4)(5)

Pat Gallagher	DEPP	—	900,000	852,273	36,650	3,782,855
	Supplemental Plan	325,000	149,250	1,444,950	—	10,215,956

Doug Howell	DEPP	—	450,000	1,625,997	—	6,977,354
	Supplemental Plan	481,366	85,500	1,485,741	—	7,049,488

Jim Gault	DEPP	—	400,000	435,723	19,547	1,918,701
	Supplemental Plan	90,000	76,750	122,122	—	2,878,327

Jim Durkin	DEPP	—	400,000	2,366,679	17,104	8,766,762
	Supplemental Plan	181,250	77,375	369,872	—	3,812,906

Tom Gallagher	DEPP	—	400,000	1,461,728	—	6,271,359
	Supplemental Plan	75,000	68,000	85,436	—	985,173

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the 2016 Summary Compensation Table. For Doug Howell, the amount in this column also includes the value of restricted stock units vested in 2016, which he deferred until July 2022. For more information, see also footnote (2) to the 2016 Option Exercises and Stock Vested table.

40	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

(2)	These amounts are included in the “All Other Compensation” column of the 2016 Summary Compensation Table.

(3)	Amounts in this column are not included in the 2016 Summary Compensation Table. These amounts represent the change in market value on deferred and matched amounts under the Supplemental Plan and on our contributions to the DEPP, based on the market-rate returns and dividend equivalents credited to participant accounts for the period January through December 2016. Participants are able to direct that their Supplemental Plan account balances be deemed invested in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock, and may change such elections on any regular business day. Awards under the DEPP are credited with returns of deemed investments elected by the participant, including a fund representing our common stock. All of our named executive officers have elected the fund representing our common stock.

(4)	For Pat Gallagher, Jim Gault and Jim Durkin, reflects accelerated distributions under the DEPP to cover applicable taxes on vested awards.

(5)	The DEPP amounts include amounts also reported as compensation in this and prior years’ Summary Compensation Tables, as follows: Pat Gallagher – $8,850,000; Doug Howell – $4,100,000; Jim Gault – $5,100,000; Jim Durkin – $4,150,000; and Tom Gallagher – $1,400,000.

2016 Potential Payments upon Termination or Change in Control

Change-in-Control Agreements

We provide our named executive officers with change-in-control agreements, which we believe are an important part of their overall compensation. In addition to helping secure their continued dedication to stockholder interests prior to or following a change in control, the Compensation Committee also believes these agreements are important for recruitment and retention, as all or nearly all of our competitors for talent have similar agreements in place for their senior employees. In general, compensation levels under these agreements are separate and unrelated to named executive officers’ overall compensation decisions for a given year.

Double Trigger

Each named executive officer’s change-in-control agreement provides for payments if there is a “Termination” of the individual within 24 months after a “Change in Control” (commonly referred to in combination as a “double trigger”).

•	A Change in Control occurs (i) if a person or group is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the voting power to elect directors, (ii) if there is a change in the composition of the Board such that within a period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new directors elected or nominated by at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board, or (iii) our stockholders approve the sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in (i) or (ii) above. A substantially similar change-in-control definition is used under our equity plans, the DEPP and the Supplemental Plan, except that our equity plans and the DEPP do not include subsection (iii) above.

•	A Termination means either (i) a termination of employment by us for any reason other than death, physical or mental incapacity or “cause” (defined as gross misconduct or willful and material breach of the change-in-control agreement) or (ii) resignation upon the occurrence of (1) a material change in the nature or scope of the individual’s authorities, powers, functions or duties, (2) a reduction in total compensation, (3) any relocation of the individual’s principal place of employment more than 35 miles from his or her location prior to the Change in Control, (4) a breach of the change-in-control agreement by us or (5) a good faith determination by the individual that as a result of the Change in Control, his or her position is materially affected.

Payments upon Double Trigger

Under the change-in-control agreements, each named executive officer subject to Termination within 24 months after a Change in Control is entitled to receive:

•	Severance – two-times salary, bonus and annual cash incentive. A lump sum severance payment equal to salary, bonus and annual cash incentive compensation payments for a 24-month period on the basis of a salary rate not less than his annual salary prior to the termination, or if greater, the salary at the time of the Change in Control and the bonus and annual cash incentive payment prior to termination or, if greater, the bonus and annual cash incentive payment prior to the Change in Control. The severance payment would be made in a lump sum not more than seven days after the date of termination.

•	No new excise tax gross-up payments. Our change-in-control agreements entered into prior to 2008 provide that the named executive officer would be eligible to receive an excise tax “gross-up” payment as defined in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, relating to so-called “excess parachute payments.” However, our change-in-control agreements entered into after 2008 do not contain excise tax gross-ups, and it is our policy not to enter into new change-in-control agreements that contain excise tax gross-ups, or amend existing change-in-control agreements without removing these provisions.

•	Participation in benefit plans. The change-in-control agreements also provide for continued participation in welfare benefit plans, including medical, dental, life and disability insurance, on the same basis and at the same cost as prior to the Termination, for the shorter of a two-year period or until the individual becomes covered by a different plan with coverage or benefits equal to or greater than the plan provided by us. The agreements also provide for the payment of any unpaid salary and a lump sum cash payment for accumulated but unused vacation.

2017 PROXY STATEMENT	41

EXECUTIVE COMPENSATION TABLES

Other Termination and Change-in-Control Payments

The table below shows potential incremental payments, benefits and equity award accelerations upon termination of our named executive officers. The amounts are determined under existing agreements and plans for various termination scenarios. The amounts assume that the trigger events for all such payments occurred on December 31, 2016 and use the closing price of our common stock on that date of $51.96. The amounts in the table below do not include the amount of pension or deferred compensation our named executive officers would receive under each termination scenario because these amounts are reflected in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables presented above.

•	Stock options. Our named executive officers are eligible to exercise their stock options upon termination of employment. If they are terminated for cause they are eligible to exercise all options that are vested at the time of termination. If they voluntarily resign or are terminated without cause and such named executive officer is under the age of 55, the named executive officer may exercise all options that have vested at the time of termination. If a named executive officer is 55 years of age or older, upon a voluntary resignation or termination without cause, (1) such officer may exercise or retain through their original expiration date all nonqualified stock options granted 2007 through 2012 that have vested as of the date of termination, and (2) nonqualified stock options that were granted in 2013 or later are no longer subject to forfeiture if such departure from the company is at least two years after the date of grant. If a named executive officer is terminated due to death or disability all options vest and they remain outstanding through their original expiration date. In the event of a change in control, all options vest immediately and may be exercised through their original expiration date (under the 2017 Long-Term Incentive Plan, accelerated vesting at a change in control will require Board approval).

•	Restricted stock units. All of our named executive officers currently have outstanding restricted stock unit awards. To vest in these awards the named executive officer must be employed by us when the units vest. If a named executive officer is 55 years of age or older, upon a voluntary resignation or termination without cause, restricted stock units awarded in 2013 or later are no longer subject to forfeiture if such departure from the company is at least two years after the date of grant, although vesting and distribution will still occur in accordance with the original schedule. If there is a change in control, the awards immediately vest (under the 2017 Long-Term Incentive Plan, accelerated vesting at a change in control will require Board approval). If the named executive officer is terminated because of death or disability the awards immediately vest.

•	PSUs. All of our named executive officers have outstanding PSUs. To vest in the PSUs, the named executive officer must be employed by us when the PSUs vest. If a named executive officer is 55 years of age or older, upon a voluntary resignation or termination without cause, the earned portion of PSUs awarded in 2013 or later are no longer subject to forfeiture if such departure from the company is at least two years after the date of grant, although vesting and distribution will still occur in accordance with the original schedule. If there is a change in control, earned awards immediately vest (under the 2017 Long-Term Incentive Plan, accelerated vesting at a change in control will require Board approval).

•	DEPP. All of our named executive officers participate in the DEPP. Amounts in this plan vest on the earliest to occur of (1) the date the participant turns 62 (or the one-year anniversary of the date of grant for participants over 61), (2) death, (3) termination of employment because of disability, (4) termination in a manner that grants the person severance pay under our Severance Plan (filed as an exhibit to our Exchange Act filings) and (5) a change in control. Accordingly, vesting would accelerate under all of the termination scenarios other than a voluntary resignation or a termination for cause.

•	Termination for Cause. Where applicable, termination “for cause” under our plans generally means a termination of employment based upon the good faith determination of the company that one or more of the following events has occurred: (i) the participant has committed a dishonest or fraudulent act to the material detriment of the company; (ii) the participant has been convicted (or pleaded guilty or nolo contendere ) for a crime involving moral turpitude or for any felony; (iii) material and persistent insubordination on the part of the participant; (iv) the loss by the participant, for any reason, of any license or professional registration without the company’s written consent; (v) the diversion by the participant of any business or business opportunity of the company for the benefit of any party other than the company; (vi) material violation of the company’s Global Standards of Business Conduct by the participant; or (vii) the participant has engaged in illegal conduct, embezzlement or fraud with respect to the assets, business or affairs of the company.

•	No Liberal Change-in-Control Definitions in Equity Plans or DEPP. None of our equity plans or the DEPP has a “liberal” change-in-control definition (i.e., they do not provide for buyout thresholds lower than 50%, and a change in control is deemed to occur upon completion, rather than stockholder approval, of a transaction).

42	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

	Executive Benefits and Payments Upon Separation	Voluntary Resignation	Death or Disability	Termination with Cause	Termination without Cause	Change in Control	Termination without Cause or Resignation for Good Reason Following Change in Control
Pat Gallagher	Severance Pay	$—	$—	$—	$1,000,000	$—	$6,500,000
	Stock Options (1)	4,030,929	5,032,556	3,366,677	4,030,929	5,032,556	5,032,556
	Restricted Stock Units	270,197	270,197	—	270,197	270,197	270,197
	PSUs	705,444	705,444	—	705,444	2,490,512	2,490,512
	DEPP (2)	2,671,107	3,782,855	2,671,107	3,782,855	3,782,855	3,782,855
	Benefit Plan Participation (3)	—	—	—	—	—	48,607
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$7,677,677	$9,791,052	$6,037,784	$9,789,425	$11,576,120	$18,124,727
Doug Howell	Severance Pay	$—	$—	$—	$425,000	$—	$4,250,000
	Stock Options (1)	2,071,191	2,970,545	1,963,883	2,071,191	2,970,545	2,970,545
	Restricted Stock Units	217,397	1,033,088	—	217,397	1,033,088	1,033,088
	PSUs	423,793	423,793	—	423,793	965,582	965,582
	DEPP	—	6,977,354	—	6,977,354	6,977,354	6,977,354
	Benefit Plan Participation (3)	—	—	—	—	—	54,199
	Excise Tax Gross-Up	—	—	—	—	3,459,535	5,955,456
	Total	$2,712,381	$11,404,780	$1,963,883	$10,114,735	$15,406,104	$22,206,224
Jim Gault	Severance Pay	$—	$—	$—	$800,000	$—	$4,000,000
	Stock Options (1)	1,009,888	1,584,195	712,117	1,009,888	1,584,195	1,584,195
	Restricted Stock Units	159,912	159,912	—	159,912	159,912	159,912
	PSUs	315,870	315,870	—	315,870	1,030,385	1,030,385
	DEPP (2)	1,424,590	1,918,701	1,424,590	1,918,701	1,918,701	1,918,701
	Benefit Plan Participation (3)	—	—	—	—	—	55,625
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$2,910,260	$3,978,678	$2,136,707	$4,204,371	$4,693,193	$8,748,818
Jim Durkin	Severance Pay	$—	$—	$—	$725,000	$—	$3,625,000
	Stock Options (1)	933,510	1,452,954	662,433	933,510	1,452,954	1,452,954
	Restricted Stock Units	146,127	146,127	—	146,127	146,127	146,127
	PSUs	289,548	289,548	—	289,548	937,047	937,047
	DEPP (2)	8,272,651	8,766,762	8,272,651	8,766,762	8,766,762	8,766,762
	Benefit Plan Participation (3)	—	—	—	—	—	61,985
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$9,641,836	$10,655,391	$8,935,084	$10,860,947	$11,302,890	$14,989,875
Tom Gallagher	Severance Pay	$—	$—	$—	$750,000	$—	$3,750,000
	Stock Options (1)	868,428	1,579,578	727,435	868,428	1,579,578	1,579,578
	Restricted Stock Units	—	189,585	—	—	189,585	189,585
	PSUs	276,387	276,387	—	276,387	926,607	926,607
	DEPP	—	6,271,359	—	6,271,359	6,271,359	6,271,359
	Benefit Plan Participation (3)	—	—	—	—	—	54,199
	Excise Tax Gross-Up	—	—	—	—	—	3,445,296
	Total	$1,144,815	$8,316,909	$727,435	$8,166,174	$8,967,129	$16,216,624

(1)	A substantial portion of the values shown represent fully vested amounts, which are disclosed above under “Outstanding Equity Awards at 2016 Fiscal Year-end.”

(2)	The participant has reached age 62, which means that substantially all award balances under the plan are vested.

(3)	Represents the lump sum present value of two years of benefits as described above under “Participation in benefit plans.”

2017 PROXY STATEMENT	43

Item 4 – Advisory Vote to Approve the Compensation of Our Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Our stockholders are given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually. Assuming our stockholders again approve an annual frequency of future say-on-pay votes, our stockholders will have the next opportunity to vote on such a proposal at the 2018 Annual Meeting of Stockholders.

We believe that our compensation program for named executive officers is structured in the best manner possible to support our company and business objectives, as well as to support our culture and traditions developed over the past 80-plus years. We believe our program strikes the appropriate balance between using responsible, measured pay practices and effectively motivating our executives to dedicate themselves fully to value creation for our stockholders.

We encourage you to read our Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement and our Executive Compensation tables beginning on page 34.

Resolution and Recommendation

The Board strongly endorses the company’s compensation program for named executive officers and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of Arthur J. Gallagher & Co., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative in this Proxy Statement, is hereby APPROVED.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Item 5 – Advisory Vote on the Frequency of Future Stockholder Votes to Approve the Compensation of Our Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding, advisory basis, to provide input on the frequency of future stockholder advisory votes to approve our compensation program for named executive officers. Commonly known as “say-on-frequency,” this proposal gives you the opportunity to advise the Board on whether such advisory votes should occur every year, every two years or every three years. Our say-on-pay votes currently take place on an annual basis.

The Board believes that submitting the advisory vote on our compensation program for named executive officers on an annual basis is appropriate for Arthur J. Gallagher & Co. and our stockholders. We view the advisory vote on the compensation of our named executive officers as an additional opportunity for our stockholders to communicate with us regarding their views. Additionally, an annual advisory vote is consistent with our objective of engaging in regular dialogue with our stockholders on corporate governance and executive compensation matters. Accordingly, the Board recommends that stockholders approve holding the advisory vote to approve the compensation of our named executive officers every “1 YEAR.”

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say-on-pay vote should be conducted every 1 YEAR, 2 YEARS or 3 YEARS. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board’s recommendation on this item.

Although the vote is advisory and non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of this vote when determining the frequency of future stockholder votes on named executive officer compensation.

THE BOARD RECOMMENDS A VOTE FOR 1 YEAR ON THIS ITEM

44	2017 PROXY STATEMENT

Questions & Answers About the Annual Meeting

Why are these proxy materials being provided to stockholders?

We are soliciting proxies to be voted at our 2017 Annual Meeting of Stockholders, and at any adjournment or postponement of the Annual Meeting. In connection with this solicitation of proxies, we have made the Notice of Annual Meeting of Stockholders, this Proxy Statement and Annual Report available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail. We refer to these materials collectively as our proxy materials. Basic information regarding the Annual Meeting is set forth below:

Purpose:	Annual Meeting of Stockholders

Date and Time:	May 16, 2017, 9:00 AM CST

Place:	2850 Golf Road, Rolling Meadows, Illinois 60008-4002

Record Date:	March 20, 2017

Mailing Date:	The Notice of Internet Availability of Proxy Materials (Internet Availability Notice) was first mailed to stockholders of record, and these proxy materials were first made available to stockholders, on or about March 24, 2017.

Attending the Annual Meeting:	Stockholders who wish to attend the Annual Meeting in person should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition, if you hold your shares through a broker, you will need to bring either (1) a letter from your broker stating that you held Gallagher shares as of the record date, or (2) a copy of the notice of Annual Meeting document you received in the mail.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the proposals outlined in this Proxy Statement, including the election of directors, approval of our 2017 Long-Term Incentive Plan (including the number of shares authorized for issuance thereunder and material terms of the performance goals under Section 162(m)), ratification of our independent registered public accounting firm, “say-on-pay,” and “say-on-frequency.” In addition, there will be a presentation by our Chairman and CEO and an opportunity for you to ask questions of the Board of Directors and our senior management team.

Set forth below is the applicable voting standard, the treatment of abstentions and “broker non-votes,” and the Board’s voting recommendation for each item on the proxy card.

VOTING ITEM	VOTING STANDARD	TREATMENT OF ABSTENTIONS & BROKER NON-VOTES	BOARD RECOMMENDATION

Election of directors (Item 1)	Majority of votes cast	Not counted as votes cast and therefore no effect	For each nominee

2017 Long-Term Incentive Plan (Item 2)	Majority of stock having voting power and present	Abstentions treated as votes against. Broker non-votes have no effect	For

Auditor ratification (Item 3)	Majority of stock having voting power and present	Abstentions treated as votes against. Broker non-votes not applicable (routine matter, so brokers can vote)	For

Say-on-pay (Item 4)	Majority of stock having voting power and present	Abstentions treated as votes against. Broker non-votes have no effect	For

Say-on-frequency (Item 5)	Majority of stock having voting power and present	Abstentions treated as votes against. Broker non-votes have no effect	For 1 Year

2017 PROXY STATEMENT	45

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

What are broker non-votes?

If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under the rules of the NYSE, brokers, trustees or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Only Item 2 (auditor ratification) is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR the 2017 Long-Term Incentive Plan, including the number of authorized shares and the material terms of performance goals, FOR ratification of the appointment of our independent registered public accounting firm, FOR the approval of the compensation of our named executive officers, and every 1 YEAR as the frequency of future advisory stockholder votes to approve the compensation of our named executive officers).

What is the quorum requirement for holding the Annual Meeting?

The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting of the stockholders, present in person or deemed to be present or represented by proxy, shall constitute a quorum for purposes of any Annual Meeting of Stockholders. Broker non-votes and abstentions are counted for purposes of determining the presence of a quorum at this Annual Meeting. If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders entitled to vote thereat, present in person, deemed to be present or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present, deemed to be present or represented.

Will any matters other than those identified in this Proxy Statement be decided at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote your proxy on those matters in their discretion. If any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the Board may nominate.

Who can vote, and how do I vote?

Only holders of our common stock at the close of business on the record date of March 20, 2017 are entitled to notice of and to vote at the Annual Meeting. We have no other outstanding securities entitled to vote, and there are no cumulative voting rights for the election of directors. At the close of business on the record date, we had 179,475,539 shares of common stock outstanding and entitled to vote. Each holder of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

“Record holders” may vote (1) by completing and returning a proxy card, (2) on the Internet, or (3) using a toll-free telephone number. Please see the proxy card for specific instructions on how to vote using one of these methods. The telephone and Internet voting facilities for record holders will close at 11:59 p.m. Eastern Daylight Time on May 15, 2017. “Beneficial owners” will receive instructions from their broker or other intermediary describing the procedures and options for voting.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of those shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name, and an Internet Availability Notice was forwarded to you automatically from your broker or other intermediary. As a beneficial owner, you have the right to instruct your broker or other intermediary to vote your shares in accordance with your wishes. You are also invited to attend the Annual Meeting. Because a beneficial owner is not the record holder, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker or other intermediary. Your broker or other intermediary has provided you with an explanation of how to instruct it regarding the voting of your shares. If you do not provide your broker or other intermediary with voting instructions, your broker or other intermediary will not be allowed to vote your shares at the Annual Meeting for any matter other than ratification of the appointment of our independent auditor.

What is “householding”?

Householding is a procedure approved by the SEC whereby multiple stockholders of record who share the same last name and address will receive only one Internet Availability Notice or one set of proxy materials. Each stockholder of record will continue to receive a separate proxy card. We have undertaken householding to reduce printing costs and postage fees. A stockholder must affirmatively “opt in” for householding to be effective. Record holders who wish to begin or discontinue householding may contact Broadridge Investor Communication Solutions, Inc. (Broadridge) by calling 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish to begin or discontinue householding should contact their broker or other intermediary.

What should I do if I receive more than one Internet Availability Notice or proxy card?

If you own some shares of common stock directly as a record holder and other shares indirectly as a beneficial owner, or if you own shares of common stock through more than one broker or other intermediary, you may receive multiple Internet Availability Notices or, if you request proxy materials to be delivered to you by mail, you may receive multiple proxy cards. It is necessary for you to vote, sign and return all of the proxy cards or follow the

46	2017 PROXY STATEMENT

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

instructions for any alternative voting procedure on each of the Internet Availability Notices you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each proxy card you receive will come with its own prepaid return envelope. If you vote by mail, please make sure you return each proxy card in the return envelope that accompanied the proxy card.

May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by delivering to our Secretary, at 2850 Golf Road, Rolling Meadows, Illinois 60008-4002, a written notice of revocation or a duly executed proxy bearing a later date, by otherwise casting a later dated proxy via the Internet or telephone, or by voting in person at the Annual Meeting. Beneficial owners must have a “legal proxy” from their broker to vote in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Who will pay the costs of soliciting these proxies?

We will pay the costs of soliciting proxies to be voted at the Annual Meeting. After the Internet Availability Notices are initially distributed, we and our agents may also solicit proxies by mail, electronic mail, telephone or in person. We will also reimburse brokers and other intermediaries for their expenses in sending Internet Availability Notices to beneficial owners. In addition, we have hired Morrow Sodali LLC to assist us in soliciting proxies, for which we will pay a fee of $10,000 plus their reasonable out-of-pocket expenses.

What is the deadline for submitting a stockholder proposal to be included in the 2018 Proxy Statement?

The deadline for submitting a stockholder proposal to be included in our Proxy Statement and proxy card for the 2018 Annual Meeting is close of business on or before November 24, 2017. Such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, (the Exchange Act) regarding stockholder proposals to be included in company-sponsored proxy materials. Proposals should be addressed to our Secretary at Arthur J. Gallagher & Co., 2850 Golf Road, Rolling Meadows, Illinois 60008-4002.

How do I submit a proposal regarding a director nomination or other item of business to be presented directly at the 2018 Annual Meeting?

Under our bylaws, notice of any matter that is not submitted for inclusion in our Proxy Statement and proxy card for the 2018 Annual Meeting, but that a stockholder instead wishes to present directly at the Annual Meeting, including director nominations and other items of business, must be delivered to our Secretary, at Arthur J. Gallagher & Co., 2850 Golf Road, Rolling Meadows, Illinois 60008-4002, not later than the close of business on February 15, 2018 and not earlier than the close of business on January 16, 2018. If the date of the Annual Meeting is more than 30 days before or after May 16, 2018, notice of any such matter must be delivered not earlier than the close of business on the 120th day prior to the date of the 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the date the 2018 Annual Meeting date is publicly announced. For these purposes, “close of business” means 5:00 p.m. CST. We will not entertain any nominations or other items of business at the 2018 Annual Meeting that do not meet the requirements in our bylaws. If we do not receive notice of a matter by February 15, 2018 (or the applicable deadline if the 2018 Annual Meeting is more than 30 days before or after May 16, 2018), SEC rules permit the people named as proxy holders on the proxy card to vote proxies in their discretion when and if the matter is raised at the 2018 Annual Meeting. Any stockholder proposal relating to a director nomination should set forth all information relating to such person required to be disclosed in solicitations of proxies for contested director elections under Regulation 14A of the Exchange Act, including, among other things, the particular experience, qualifications, attributes or skills of the nominee that, in light of our business and structure, led to the stockholder’s conclusion that the nominee should serve on the Board. The proposal should also include the director nominee’s written consent to be named in our Proxy Statement as a nominee and to serve as a director if elected. Stockholders are also advised to review our bylaws, which contain additional disclosure and other requirements regarding the information to be included in the advance notices of stockholder proposals and director nominations.

How do I recommend a proposed director nominee to the Board for consideration?

Any stockholder who wishes to propose director nominees for consideration by the Board’s Nominating/Governance Committee, but does not wish to present such proposal at an annual meeting, may do so at any time by directing a description of each nominee’s name and qualifications for Board membership to the Chair of the Nominating/Governance Committee, c/o our Secretary at Arthur J. Gallagher & Co., 2850 Golf Road, Rolling Meadows, Illinois 60008-4002. The recommendation should contain all of the information regarding the nominee described in the question and answer above and in our bylaws relating to director nominations brought before the Annual Meeting. The Nominating/Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other nominees.

Where can I find the voting results of the Annual Meeting?

An automated system administered by Broadridge will tabulate the votes. Voting results will be reported in a Current Report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting.

2017 PROXY STATEMENT	47

Exhibit A

Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan

I. Introduction

1.1 Purposes. The purposes of the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of Awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining directors, officers and other employees, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders. As of the effective date of the Plan, no further awards shall be granted under the Prior Plans, as defined in Section 1.2.

1.2 Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an Award hereunder. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, memoranda, notices or similar instruments as approved by the Committee.

“Automatic Exercise Date” shall mean the last business day of the term of an Option or SAR.

“Award” shall mean an Option, Restricted Stock Award, Restricted Stock Unit Award, or a SAR, which may be awarded or granted under the Plan (collectively, “Awards”).

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 4.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal national stock exchange on which the Common Stock is then traded. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Section 1.3.

“Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company” shall mean Arthur J. Gallagher & Co., a Delaware corporation, or any successor thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price (or, at the discretion of the Committee, the real time price) of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion and in accordance with the applicable provisions of Section 409A of the Code, shall at such time deem appropriate. For purposes of Section 2.1(c)(i)(B), Section 2.1(c)(i)(C) and Section 4.5, the Fair Market Value of any shares of Common Stock shall be the market value determined by such methods or procedures as shall be established from time to time by the Committee.

“Free-Standing SAR” shall mean a SAR which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Full Value Award” shall mean any Award settled in shares of Common Stock other than (i) an Option or (ii) a SAR.

“Incentive Stock Option” shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option and is specified to be an Incentive Stock Option in the applicable Award Agreement.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

“Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, and includes both Incentive Stock Options and Nonqualified Stock Options.

“Participant” shall mean a person who has been granted an Award.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the

2017 PROXY STATEMENT	A-1

EXHIBIT A: 2017 LONG-TERM INCENTIVE PLAN

shares of Common Stock subject to such Award, or, in the case of a Restricted Stock Unit Award, to the holder’s receipt of the shares of Common Stock subject to such Award or of payment with respect to such Award.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures (which may be Qualifying Performance Measures) applicable to an Award shall be measured and (ii) the conditions to vesting applicable to an Award shall remain in effect.

“Prior Plans” shall mean the Company’s 2009 Long-Term Incentive Plan, the Company’s 2011 Long-Term Incentive Plan and the Company’s 2014 Long-Term Incentive Plan.

“Qualifying Performance Measures” shall mean, one or more of the following (or a derivation of the following) objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms, per-share or relative terms, such as rates of growth or improvement, compared to a previous year’s results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, individually or in combination, measured annually or cumulatively over a period of years: (i) the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, (ii) earnings per share, (iii) return to stockholders, (iv) return on assets, (v) return on equity, (vi) revenue (organic or otherwise), (vii) cash flow, (viii) operating expense reduction, (ix) return on investment, (x) return on capital, (xi) operating margin, (xii) net income, (xiii) earnings before interest, taxes, depreciation, amortization and/or change in estimated earnout payables or net earnings (either before or after interest, taxes, depreciation, amortization and/or change in estimated earnout payables), (xiv) operating earnings, (xv) net cash provided by operations, and (xvi) strategic business criteria, consisting of one or more objectives such as (A) geographic business expansion goals, (B) cost targets, (C) customer satisfaction ratings, (D) reductions in errors and omissions, (E) reductions in lost business, (F) management of employment practices and employee benefits, (G) supervision of litigation, (H) satisfactory audit scores, (I) productivity, (J) efficiency, and (K) goals relating to acquisitions or divestitures, or any combination of the foregoing. Qualifying Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time within the time prescribed by Section 162(m) of the Code.

The Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Measures selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Measure has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the Qualifying Performance Measures. Such adjustments may include one or more of the following: (i) items related to a change in accounting principles or applicable law; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments if such adjustment is timely approved in connection with the establishment of such Qualifying Performance Measures; (xi) items relating to infrequently occurring corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other infrequently occurring events or changes in applicable laws, accounting principles or business conditions; (xv) items relating to foreign currency impacts; or (xvi) items relating to such other events as the Committee shall deem appropriate, if such adjustment is timely approved in connection with the establishment of such Qualifying Performance Measures. For all Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures (which may be Qualifying Performance Measures) within a specified Performance Period.

“Restricted Stock Award” shall mean an Award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures (which may be Qualifying Performance Measures) within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an Award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such Award, and (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect. Further, and notwithstanding anything in the Plan to the contrary, Restricted Stock and Restricted Stock Units granted under the Plan may not become exercisable, vest or be settled, in whole or in part, for Board members, prior to the one-year anniversary, and for all other participants, prior to the three-year anniversary, of the date of grant, except that the Committee may provide that Restricted Stock or Restricted Stock Units become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, up to 5% of the aggregate number of shares of

A-2	2017 PROXY STATEMENT

EXHIBIT A: 2017 LONG-TERM INCENTIVE PLAN

Common Stock authorized for issuance under this Plan (as described in Section 1.5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award or a Restricted Stock Unit Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.

“Tandem SAR” shall mean a SAR which is granted in tandem with, or by reference to, an Option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, shares of Common Stock (which may be Restricted Stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such Option, or portion thereof, which is surrendered.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following Awards may be made under this Plan to eligible persons: (i) Options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options, (ii) SARs in the form of Tandem SARs or Free-Standing SARs, and (iii) Stock Awards in the form of Restricted Stock Awards or Restricted Stock Unit Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each Award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units subject to such an Award, the exercise price or base price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Agreement evidencing the Award. Subject to the minimum vesting criteria set forth in the definition of “Restriction Period” and in Sections 2.1(b) and 2.2(b), the Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an Award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Restricted Stock, Restricted Stock Units, Options shall lapse and (iv) the Performance Measures (which may be Qualifying Performance Measures) (if any) applicable to any outstanding Award shall be deemed to be satisfied at the maximum or any other level. The Committee shall have the authority, subject to the terms of this Plan: (x) to interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and to make exceptions to the Plan or any such rules and regulations if the Committee determines, in good faith, that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company and so as to avoid unanticipated consequences or to address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe); (y) to impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities or applying the Company’s compensation recovery policy, as amended from time to time; and (z) subject to Section 4.2, to amend any outstanding Awards; provided, however, that if any such amendment materially impairs a Participant’s rights with respect to such Award, such amendment shall also be subject to the Participant’s consent. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

Subject to applicable law and applicable rules and regulations of the New York Stock Exchange, the Committee may delegate some or all of its power and authority hereunder to the Board or to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the President and Chief Executive Officer or other executive officer of the Company with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award hereunder to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, Non-Employee Director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, Non-Employee Director or other person. In addition, the Committee may delegate any or all aspects of day to day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to any one or more agents.

No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the President and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

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Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees and Non-Employee Directors of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

1.5 Shares Available.

(a) Share Reserve and Full Value Award Limit. Subject to adjustment as provided in Section 4.7 and to all other limits set forth in this Section 1.5, the maximum aggregate number of shares of Common Stock that shall be available for issuance under this Plan is equal to the sum of: (i) 16,000,000; plus (ii) the number of shares of Common Stock subject to any awards granted under the Prior Plans that are outstanding as of the effective date of this Plan that are subsequently settled for cash, forfeited, expired, or for any reason are cancelled or terminated, without resulting in the issuance of shares of Common Stock.

Of the total number of shares of Common Stock authorized for grant under the Plan, no more than 4,000,000 Shares may be used for Full Value Awards. Subject to adjustment as provided in Section 4.7 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code, the number of shares of Common Stock authorized for grant as Incentive Stock Options shall be no more than the total number of shares of Common Stock authorized for grant under the Plan under Section 1.5(a)(i).

(b) Counting Shares Against the Share Reserve. Any shares of Common Stock that are issued pursuant to Awards shall be counted against the share reserve limit in Section 1.5 as one (1) share of Common Stock for every one (1) share of Common Stock granted.

(c) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan; nor shall shares of Common Stock subject to Substitute Awards be added to the shares available for Awards under the Plan as provided in Section 1.5(d) below. Additionally, to the extent permitted by NYSE Listed Company Manual Section 303A.08 or other applicable stock exchange rules, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of

Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 1.5(d) below); provided, that Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

(d) Shares Available for Subsequent Issuance. If any shares of Common Stock subject to an Award are forfeited, canceled, terminated or expire, or an Award is settled for cash (in whole or in part), the shares of Common Stock subject to such Award shall, to the extent of such forfeiture, cancelation, termination, expiration or cash settlement, again be available for Awards under the Plan (and shall not be counted against the limit set forth in the second paragraph of Section 1.5(a)).

(e) Shares Not Available for Subsequent Issuance. Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an Award under this Plan (or the Prior Plans) may not be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR (or stock appreciation right granted under the Prior Plans) and were not issued upon the net settlement or net exercise of such SAR (or stock appreciation right granted under the Prior Plans); (ii) shares delivered to or withheld by the Company to pay the exercise price of an Option (or option granted under the Prior Plans); (iii) shares delivered to or withheld by the Company to pay withholding taxes related to an Award (or award granted under the Prior Plans); or (iv) shares repurchased on the open market with the proceeds of an Option (or option granted under the Prior Plans) exercise.

(f) Source of Shares. Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

(g) Award Limitations. Subject to adjustment pursuant to Section 4.7 only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code: (i) the maximum number of shares of Common Stock with respect to which Options or SARs or a combination thereof that may be granted during any calendar year to any person under this Plan shall be 200,000; (ii) the maximum number of shares of Common Stock with respect to which Awards other than Options or SARs that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and are denominated in shares of Common Stock that may be earned pursuant to such Awards granted during any calendar year to any person under this Plan shall be 200,000; and (iii) the maximum amount that may be payable with respect to all Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and are denominated in cash granted during any calendar year to any person under this Plan shall be $5,000,000.

(h) Non-Employee Director Awards. The aggregate dollar value of equity-based (based on the grant date fair value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any one Non-Employee Director shall not exceed $500,000; provided, however, that in

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EXHIBIT A: 2017 LONG-TERM INCENTIVE PLAN

the calendar year in which a Non-Employee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the Participant may be up to two hundred percent (200%) of the foregoing limit and the foregoing limit shall not count any Tandem SARs.

II. Stock Options and Stock Appreciation Rights

2.1 Stock Options. The Committee may, in its discretion, grant Options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each Option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such Options shall constitute Nonqualified Stock Options.

Options may be granted in addition to, or in lieu of, any other compensation payable to officers, other employees and Non-Employee Directors, and in all cases shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an Option and the purchase price per share of Common Stock purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Nonqualified Stock Option or an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such Option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option. Notwithstanding the foregoing, the purchase price per share of Common Stock purchasable upon exercise of an Option granted pursuant to a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, provided, that such purchase price complies with the requirements of Sections 409A and 422 of the Code, as applicable.

(b) Option Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option or Nonqualified Stock Option shall be exercised later than 7 years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, determine that an Option is to be granted subject to performance criteria and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such Option or to the exercisability of all or a portion of such Option. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. Each Option granted under the Plan shall become vested and exercisable, in whole or in part, at such time or times during its term as set forth in the Agreement. Further, and notwithstanding anything in the Plan to the contrary, Options granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Committee may provide that Options become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 1.5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An Option may be exercised, to the extent then exercisable, (i) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash or check, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company or stock plan administrator to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value equal to the amount necessary to satisfy such obligation, (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the Option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 4.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(d) Automatic Exercise of In-the-Money Options. The Committee, in its sole discretion, may provide in an Award Agreement or otherwise that any Option outstanding on the Automatic Exercise Date with an exercise price per share of Common Stock that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by any Participant (or, in the event of Participant’s death, Participant’s personal representative or estate) or the Company be exercised on the Automatic Exercise Date if the Committee, in its sole discretion, determines that such exercise would provide economic benefit to the Participant after payment of the exercise price, applicable taxes and any expenses to effect the exercise. In the

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sole discretion of the Committee, payment of the exercise price of any Option may be made pursuant to Section 2.1(c)(i)(C) or (D), and the Company may deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 4.5(ii)(C) or (D). Unless otherwise determined by the Committee, this Section 2.1(d) shall not apply to an Option if the Participant of such Option incurs a termination of employment or service on or before the Automatic Exercise Date.

(e) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares of Common Stock.

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to a SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an Award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related Option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR. Notwithstanding the foregoing, the base price of a SAR granted pursuant to a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, provided, that such base price complies with the requirements of Section 409A of the Code.

(b) Exercise Period and Exercisability. The period for the exercise of a SAR shall be determined by the Committee; provided, however, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option and no Free-Standing SAR shall be exercised later than 7 years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a SAR or to the exercisability of all or a portion of a SAR. The Committee shall determine whether a SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. Each SAR granted under the Plan shall become vested and exercisable, in whole or in part, at such time or times during its term as set forth in the Agreement. Further, and notwithstanding anything in the Plan to the contrary, SARs granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Committee may provide that SARs become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 1.5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate. An exercisable SAR, or por-

tion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If a SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d).

(c) Method of Exercise. A Tandem SAR may be exercised, to the extent then exercisable, (i) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any Options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised, to the extent then exercisable, (A) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

(d) Automatic Exercise of In-the-Money SARs. The Committee, in its sole discretion, may provide in an Award Agreement or otherwise that any SAR outstanding on the Automatic Exercise Date with a base price per share of Common Stock that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by any Participant (or, in the event of Participant’s death, Participant’s personal representative or estate) or the Company be exercised on the Automatic Exercise Date if the Committee, in its sole discretion, determines that such exercise would provide economic benefit to the Participant after payment of the applicable taxes and any expenses to effect the exercise. In the sole discretion of the Committee, the Company may deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 4.5(ii)(C) or (D). Unless otherwise determined by the Committee, this Section 2.2(d) shall not apply to a SAR if the Participant of such SAR incurs a termination of employment or service on or before the Automatic Exercise Date.

(e) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of a SAR or any shares of Common Stock subject to a SAR until the Participant has become the holder of record of such shares of Common Stock.

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an Option or SAR upon a termination of employment or service with the Company of the holder of such Option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee, subject to the terms of the Plan.

2.4 Limitations.

(a) No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 4.7, without the prior approval of the stockholders of the Company, the Committee will not amend or replace any previously granted Option or SAR in a transaction that constitutes a “repricing,” including, but not limited to: (i) the reduction, directly or indirectly, in the per-share price of an out-

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standing Option or SAR by amendment, cancellation or substitution; (ii) any action that is treated as a repricing under generally accepted accounting principles; (iii) at any time when the per-share price of an outstanding Option or SAR is above the Fair Market Value of a share of Common Stock, canceling (or accepting the surrender of) an Option or SAR in exchange for another Option, SAR or other equity security or cash (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (iv) any other action that is treated as a repricing by the rules or regulations of the New York Stock Exchange.

III. Stock Awards

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or a Restricted Stock Unit Award.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (which may be Qualifying Performance Measures) (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such Award (i) if the holder of such Award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 4.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures (which may be Qualifying Performance Measures)), subject to the Company’s right to require payment of any taxes in accordance with Section 4.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such Award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such Award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the foregoing, dividends credited/payable in connection with a Restricted Stock Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock Award and shall not be paid until the underlying Restricted Stock Award vests.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (which may be Qualifying Performance Measures) (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such Award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such Award. Prior to the settlement of a Restricted Stock Unit Award, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Notwithstanding the foregoing, any dividend equivalents credited/payable in connection with a Restricted Stock Unit Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underly-

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ing Restricted Stock Unit Award and shall not be paid until the underlying Restricted Stock Unit Award vests.

3.4 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures (which may be Qualifying Performance Measures) and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such Award upon a termination of employment or service with the Company of the holder of such Award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

IV. General

4.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2017 annual meeting of stockholders and, if approved by the stockholders of the Company shall become effective as of the date of such approval. This Plan shall terminate as of the annual meeting of the Company’s stockholders that occurs during the year of the tenth anniversary of its effective date, unless terminated earlier by the Board, and Awards hereunder may be made at any time prior to the termination of this Plan; provided, however, that Incentive Stock Options may not be granted under the Plan after the tenth anniversary of the date of the Board’s original approval of this Plan (March 16, 2017). Termination of this Plan shall not affect the terms or conditions of any Award granted prior to termination. Upon the effective date of this Plan, no further Awards shall be granted under the Prior Plans.

4.2 Amendment or Termination. The Board may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or, if the Common Stock is not listed on the New York Stock Exchange, any rule of the principal national stock exchange on which the Common Stock is then traded; provided, however, that no amendment or termination may impair in any material way the rights of a holder of an outstanding Award without the consent of such holder; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

4.3 Agreement. Each Award under this Plan shall be evidenced by a written or electronic Agreement setting forth the terms and conditions applicable to such Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, memoranda, notices or similar instruments as approved by the Committee. The Committee may provide that an Award shall not be valid until an Agreement is executed by the Company and the recipient of such Award (for clarity, electronic acceptance of an agreement in accordance with the procedures of the Company’s stock plan administrator shall be deemed to be execution) and, upon execution by each party and delivery of the Agreement to the Company within the time period specified by the Company, such Award shall be effective as of the effective date set forth in the Agreement.

4.4 Non-Transferability. Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or SAR shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee. Further, and notwithstanding the foregoing, to the extent permitted by the Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 4.4, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

4.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Agreement may provide that (i) the Company shall withhold or direct the withholding of whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation, or withhold or direct the withholding of an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company or its stock plan administrator to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an Option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Award.

4.6 Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such Award upon any secu-

A-8	2017 PROXY STATEMENT

EXHIBIT A: 2017 LONG-TERM INCENTIVE PLAN

rities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

4.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding Option and the purchase price per security, the terms of each outstanding SAR, the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award, including the number and class of securities subject thereto, the maximum number of securities with respect to which Options or SARs may be granted during any fiscal year of the Company to any one grantee, and the maximum number of shares of Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures (including Qualifying Performance Measures) granted during any fiscal year of the Company to any one grantee shall be equitably adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. Adjustments need not be uniform between different Awards or different types of Awards. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an Award under this Plan, the Company shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such Award.

4.8 Change in Control.

(a) The Committee may through the terms of the Award or otherwise provide that any or all of the following shall occur, either immediately upon the Change in Control, or upon termination or constructive termination of the Participant’s employment or service within six (6) months prior to or twenty-four (24) months following a Change in Control: (a) all outstanding Options and SARs shall immediately become exercisable in full, (b) the Restriction Period applicable to any outstanding Restricted Stock Award or Restricted Stock Unit Award shall lapse, (c) the Performance Period applicable to any outstanding Award shall lapse, and/or (d) the Performance Measures (including Qualifying Performance Measures) applicable to any outstanding Award shall be deemed to be satisfied at their target levels or, if greater, on a pro rata basis based on actual achievement as of the date of the Change in Control; provided, however, that notwithstanding anything herein to the contrary, in no event shall any accelerated vesting of an award in connection with a Change in Control be effective unless the Change in Control is consummated. The

Board (as constituted prior to such Change in Control) may, in its discretion: (1) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 4.7; and/or (2) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (i) in the case of an Option or a SAR, the number of shares of Common Stock then subject to the portion of such Option or SAR surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place, over the purchase price or base price per share of Common Stock subject to such Option or SAR, and (ii) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place; (B) shares of capital stock of the corporation resulting from such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above. The Board need not take the same action or actions with respect to all Awards or portions of Awards with respect to all participants. If, in connection with a Change in Control, no provision is made for the exercise, payment or lapse of conditions or restrictions on an Award, or other procedure whereby a Participant may realize the full benefit of the Award, the Committee may, through the terms of the Award or otherwise, provide for a conditional exercise, payment or lapse of conditions or restrictions on an Award, which shall only be effective if such Change in Control is consummated.

(b) For purposes of this Plan, a “Change in Control” shall occur (a) upon the consummation of any transaction pursuant to which any person or group, as defined in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended, is or becomes the beneficial owner, directly or indirectly of securities of the Company representing 50 percent or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (b) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof.

If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and such Award is payable to a participant upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code; provided that if such Change in Control does not constitute a “change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of

2017 PROXY STATEMENT	A-9

EXHIBIT A: 2017 LONG-TERM INCENTIVE PLAN

Section 409A of the Code, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award.

4.9 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

4.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any Award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

4.11 Designation of Beneficiary. To the extent permitted by the Committee, a participant may, by completing and returning the appropriate form provided by the Company or its stock plan administrator, name a beneficiary or beneficiaries to receive any payment to which such participant may become entitled under this Plan in the event of his or her death. To the extent permitted by the Committee, a participant may change his or her beneficiary or beneficiaries from time to time by submitting a new form in accordance with the procedures established by the Company and/or its stock plan administrator. If a participant does not or is not permitted to designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Plan, such payment will be made to the legal representatives of his or her estate, which will be deemed to be his or her designated beneficiary under this Agreement.

4.12 Recovery Policy. Notwithstanding any other provisions in the Plan, any Award which is subject to a recovery policy under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any recovery policy adopted by the Company, including a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement). To the extent any such recovery policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

4.13 Section 409A. (a) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation 1.409A-1(b)(5), or otherwise. To the extent Section 409A of the Code is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the requirements of Section 409A of the Code. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Notwithstanding any other provision of the Plan to the contrary, the Board, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan pursuant to Section 4.2 and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

(c) To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon separation from service (within the meaning of Section 409A of the Code) before the date that is six months after the specified employee’s separation from service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

4.14 Governing Law. This Plan, each Award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.15 Non-U.S. Employees. Without amending this Plan, the Committee may grant Awards to eligible persons who are non-U.S. nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

4.16 Data Protection. By participating in the Plan, a Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company or a Subsidiary which employs the Participant.

A-10	2017 PROXY STATEMENT

Exhibit B

Information Regarding Non-GAAP Measures

In this Proxy Statement, we provide information regarding the non GAAP financial measures EBITAC, EBITDAC, adjusted EBITDAC margin, and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this Proxy Statement. We believe that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition.

For 2016, the performance objectives selected by the Compensation Committee were revenue (GAAP) and EBITAC (non-GAAP) growth for our annual cash incentive plan and EBITAC growth for our performance share units – in both cases, for our combined brokerage and risk management segments. The committee believes that these objectives measure performance against key components of our long-term strategy: organic revenue growth, mergers and acquisitions, and productivity and quality. The committee also believes that revenue and EBITAC growth are key drivers of our stock price.

Our industry peers may provide similar supplemental non-GAAP information related to organic revenues and EBITDAC, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information we provide should be used in addition to, but not as a substitute for, the GAAP information provided in this Proxy Statement. Certain reclassifications have been made to the prior year amounts in order to conform them to the current year presentation.

Earnings measures – We believe that EBITAC and adjusted EBITDAC margin each provide a meaningful representation of our operating performance. Adjusted EBITDAC margin is presented to improve the comparability of our results between periods by eliminating the impact of items that have a high degree of variability.

•	EBITAC – We define this measure as net earnings before interest, income taxes, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC – We define this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	Adjusted EBITDAC – We define this measure as EBITDAC adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•	Adjusted EBITDAC margin – We define this measure as adjusted EBITDAC divided by total adjusted revenues (see table below).

Organic Revenues – For the Brokerage segment, organic change in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior year. In addition, change in base commission and fee revenue organic growth excludes the period-over-period impact of foreign currency translation. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the impact of run-off of the New South Wales Workers’ Compensation Scheme and other closed down operations and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its brokerage and risk management segments. Gallagher also believes that using this measure allows readers of our financial statements to measure, analyze and compare the growth from its brokerage and risk management segments in a meaningful and consistent manner.

2017 PROXY STATEMENT	B-1

EXHIBIT B: INFORMATION REGARDING NON-GAAP MEASURES

All figures are unaudited and in millions except percentages

EBITAC

Brokerage and Risk Management	2016	2015	2014	2013	2012
Earnings from continuing operations	$414.3	$325.3	$305.9	$253.2	$199.4
Provision for income taxes	229.4	180.4	176.3	150.1	128.9
Amortization	247.2	240.3	189.5	125.2	99.0
Change in estimated acquisition earnout payables	32.1	40.6	17.5	1.7	3.4

EBITAC	$923.0	$786.6	$689.2	$530.2	$430.7

EBITAC growth	17.3%	14.1%	30.0%	23.1%	21.6%

EBITDAC

EBITDAC – Brokerage	2016	2015
Net earnings	$357.1	$268.1
Provision for income taxes	194.1	145.3
Depreciation	57.2	54.4
Amortization	244.7	237.3
Change in estimated acquisition earnout payables	32.1	41.1

EBITDAC	$885.2	$746.2

EBITDAC – Risk Management	2016	2015
Net earnings	$57.2	$57.2
Provision for income taxes	35.3	35.1
Depreciation	27.2	24.3
Amortization	2.5	3.0
Change in estimated acquisition estimated payables	—	(0.5)

EBITDAC	$122.2	$119.1

EBITDAC – Brokerage and Risk Management	2016	2015
Net earnings	$414.3	$325.3
Provision for income taxes	229.4	180.4
Depreciation	84.4	78.7
Amortization	247.2	240.3
Change in estimated acquisition estimated payables	32.1	40.6

EBITDAC	$1,007.4	$865.3

B-2	2017 PROXY STATEMENT

EXHIBIT B: INFORMATION REGARDING NON-GAAP MEASURES

ADJUSTED EBITDAC MARGIN

ADJUSTED EBITDAC	2016	2015
Brokerage – EBITDAC	$885.2	$746.2
Gains on book sales	(6.6)	(6.7)
Acquisition integration	45.7	100.9
Workforce and lease termination	20.7	23.0
Acquisition related adjustments	3.7	3.4
Levelized foreign currency translation	—	(10.0)

Brokerage – Adjusted EBITDAC	$948.7	$856.8
Risk Management – EBITDAC	$122.2	$119.1
Client run-off/bankruptcy	—	4.0
Workforce and lease termination	2.2	2.9
Levelized foreign currency translation	—	(1.1)

Risk Management – Adjusted EBITDAC	124.4	124.9

Brokerage and Risk Management – Adjusted EBITDAC	$1,073.1	$981.7

Brokerage and Risk Management – Adjusted EBITDAC Margin	25.3%	24.8%

ORGANIC REVENUE GROWTH

Brokerage – Organic Revenue Growth	2016	2015
Commission revenues as reported	$3,214.8	$3,044.5
Less commission and fees from acquisitions	(173.2)	—
Less disposed of operations	—	(3.3)
Levelized foreign currency translation	—	(78.7)
Organic base commissions and fees	$3,041.6	$2,962.5

Supplemental commissions as reported	$147.0	$125.5
Less supplemental commissions from acquisitions	(1.5)	—
Less disposed of operations	—	(0.3)
Levelized foreign currency translation	—	(6.3)
Organic supplemental commissions	$145.5	$118.9

Contingent commissions as reported	$107.2	$93.7
Less contingent commissions from acquisitions	(7.6)	—
Less disposed of operations	—	(0.2)
Levelized foreign currency translation	—	(1.0)
Organic contingent commissions	$99.6	$92.5
Organic base commissions and fees, supplemental commissions and contingent commissions	$3,286.7	$3,173.9

Organic change in base commissions and fees, supplemental commissions and contingent commissions	3.6%

Risk Management – Organic Revenue Growth	2016	2015
Fees	$713.5	$710.9
International performance bonus fees	3.6	15.6
Fees as reported	717.1	726.5
Less fees from acquisitions	(3.1)	—
Less client run-off	(0.1)	(16.7)
Levelized foreign currency translation	—	(4.7)
Organic fees	$713.9	$705.1

Organic change in fees	1.3%

Combined Brokerage and Risk Management – Organic Revenue Growth	2016	2015

Combined organic commissions and fees	$4,000.6	$3,879.0

Organic change in commissions and fees	3.1%

2017 PROXY STATEMENT	B-3

Exhibit C

Resources

Annual Meeting

Proxy Statement	www.ajg.com/ir > Financial Reports > 2017 Proxy Statement

Annual Report	www.ajg.com/ir > Financial Reports > 2016 Annual Report

Board of Directors

Board of Directors	www.ajg.com/ir > Corporate Governance > Board of Directors

Board Committee Members	www.ajg.com/ir > Corporate Governance > Committee Members

Audit Committee Charter	www.ajg.com/ir > Corporate Governance > Audit Committee Charter

Compensation Committee Charter	www.ajg.com/ir > Corporate Governance > Compensation Committee Charter

Nominating/Governance Committee Charter	www.ajg.com/ir > Corporate Governance > Nominating/Governance Committee Charter

Governance Documents

Global Standards of Business Conduct	www.ajg.com/ir > Corporate Governance > Global Standards of Business Conduct

Governance Guidelines	www.ajg.com/ir > Corporate Governance > Governance Guidelines

Other Resources

The Gallagher Way	www.ajg.com/about-us/the-gallagher-way/

Corporate Social Responsibility	www.ajg.com/about-us/corporate-social-responsibility/

2017 PROXY STATEMENT	C-1

ARTHUR J. GALLAGHER & CO.

2850 GOLF ROAD

ROLLING MEADOWS, IL 60008

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E19367-P87844	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARTHUR J. GALLAGHER & CO.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain
	1a.	Sherry S. Barrat	☐	☐	☐
	1b.	William L. Bax	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
	1c.	D. John Coldman	☐	☐	☐	2.	Approval of the 2017 Long-Term Incentive Plan including Authorized Shares thereunder and Material Terms of Performance Goals.	☐	☐	☐
	1d.	Frank E. English, Jr.	☐	☐	☐
	1e.	J. Patrick Gallagher, Jr.	☐	☐	☐	3.	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditor for 2017.	☐	☐	☐
	1f.	Elbert O. Hand	☐	☐	☐
	1g.	David S. Johnson	☐	☐	☐	4.	Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers.	☐	☐	☐
	1h.	Kay W. McCurdy	☐	☐	☐	The Board of Directors recommends you vote for 1 YEAR on the following proposal.	1 Year	2 Years	3 Years	Abstain
	1i.	Ralph J. Nicoletti	☐	☐	☐	5.	Advisory Vote on the Frequency of Future Stockholder Votes to Approve the Compensation of our Named Executive Officers. ☐	☐	☐	☐
	1j.	Norman L. Rosenthal	☐	☐	☐

								Yes	No
						Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2017 Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

E19368-P87844

ARTHUR J. GALLAGHER & CO.

Annual Meeting of Stockholders

May 16, 2017 9:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints J. Patrick Gallagher, Jr. and Walter D. Bay, each of whom is an officer of Arthur J. Gallagher & Co., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ARTHUR J. GALLAGHER & CO. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 16, 2017, at 2850 Golf Road, Rolling Meadows, IL 60008, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.1